                              INVESTMENT AGREEMENT


                         DATED AS OF DECEMBER 11, 1995


                                  BY AND AMONG


                              FLUOR DANIEL, INC.,

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.,

                          GROUNDWATER TECHNOLOGY, INC.


                                      AND


                          GTI ACQUISITION CORPORATION


                                   EXHIBIT 2

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article I - The Plan of Recapitalization...............................      2
     Section 1.1    The Recapitalization...............................      2
     Section 1.2    Filing.............................................      2
     Section 1.3    Conversion.........................................      3
     Section 1.4    No Post-Closing Transfers..........................      3
     Section 1.5    Surrender of Certificates..........................      3
     Section 1.6    Exchange Agent.....................................      4

Article II - The Merger................................................      5
     Section 2.1    The Merger.........................................      5
     Section 2.2    Effective Time.....................................      6
     Section 2.3    Effects of the Merger..............................      6
     Section 2.4    Obligation to Transfer Funds to the Company........      7
     Section 2.5    Further Assurances.................................      7
     Section 2.6    Articles of Incorporation and By-laws..............      7
     Section 2.7    Directors..........................................      8
     Section 2.8    Officers...........................................      8
     Section 2.9    Closing; Closing Date..............................      8

Article III - Representations and Warranties of the Company............      8
     Section 3.1    Corporate Existence and Power......................      9
     Section 3.2    Corporate Authorization............................      9
     Section 3.3    Governmental Authorization.........................     11
     Section 3.4    Non-Contravention..................................     11
     Section 3.5    Capitalization.....................................     12
     Section 3.6    Joint Ventures; Subsidiaries.......................     13
     Section 3.7    SEC Filings........................................     14
     Section 3.8    Financial Statements...............................     14
     Section 3.9    Disclosure Documents...............................     15
     Section 3.10   Operations of the Company..........................     16
     Section 3.11   Litigation.........................................     17
     Section 3.12   Taxes..............................................     18
     Section 3.13   Employee Benefit Plans.............................     18
     Section 3.14   Compliance with Laws...............................     20
     Section 3.15   Opinion of Financial Advisor.......................     21
     Section 3.16   Intellectual Property..............................     21
     Section 3.17   Contracts and Other Agreements.....................     21
     Section 3.18   Properties.........................................     22
     Section 3.19   Environmental Matters..............................     23
     Section 3.20   Confidentiality Agreements.........................     24
     Section 3.21   Disclosure.........................................     24

Article IV - Representations and Warranties of Holdings................     24
     Section 4.1    Corporate Existence and Power......................     25
     Section 4.2    Corporate Authorization............................     25
     Section 4.3    Governmental Authorization.........................     26
     Section 4.4    Non-Contravention..................................     26
     Section 4.5    Capitalization of FDESI............................     26
     Section 4.6    FDESI Joint Ventures...............................     27


                                                                            PAGE
                                                                            ----
     Section 4.7       FDESI Financial Statements.......................     27
     Section 4.8       Disclosure Documents.............................     28
     Section 4.9       Operations of FDESI..............................     28
     Section 4.10      Litigation of FDESI..............................     30
     Section 4.11      Taxes of FDESI...................................     30
     Section 4.12      Properties of FDESI..............................     30
     Section 4.13      FDESI Contract List..............................     31
     Section 4.14      Purchase for Investment; Legend..................     32
     Section 4.15      Employees and Employee Benefit Plans.............     33
     Section 4.16      Compliance with Laws.............................     35
     Section 4.17      Intellectual Property............................     35
     Section 4.18      Contracts and Other Agreements...................     35
     Section 4.19      Properties.......................................     36
     Section 4.20      Confidentiality Agreements.......................     37
     Section 4.21      FDESI Disclosure.................................     37

Article V - Covenants of the Company....................................     37
     Section 5.1       Conduct of the Business..........................     37
     Section 5.2       Stockholder Meeting; Proxy Material..............     40
     Section 5.3       Access to Information............................     40
     Section 5.4       No Solicitation of Other Offers..................     41
     Section 5.5       Board of Directors and Officers..................     43
     Section 5.6       Amendments to Certificate of
                         Incorporation and By-laws......................     43
     Section 5.7       Stock Options....................................     43
     Section 5.8       Update to Opinion of Financial Advisor...........     44

Article VI - Covenants of Holdings and FDESI............................     44
     Section 6.1       Conduct of FDESI Business........................     44
     Section 6.2       Access to Information............................     47
     Section 6.3       Certain Additional Agreements of Holdings........     47
     Section 6.4       Holdings Debt....................................     49
     Section 6.5       Tax Indemnification..............................     49
     Section 6.6       Termination of Tax-Sharing Agreements............     49
     Section 6.7       Contract Indemnification.........................     50

Article VII - Covenants of Holdings and the Company.....................     50
     Section 7.1       Reasonable Efforts...............................     50
     Section 7.2       Certain Filings..................................     50
     Section 7.3       Public Announcements.............................     50
     Section 7.4       Marketing Agreement..............................     51
     Section 7.5       Brokers or Finders...............................     51
     Section 7.6       Notices of Certain Events........................     51
     Section 7.7       Post-Closing Tax Matters.........................     51
     Section 7.8       FDESI Employee Benefits..........................     52
     Section 7.9       Use of Fluor Daniel Name.........................     52
     Section 7.10      Non-Permitted Actions............................     53

Article VIII  - Conditions to the Closing...............................     53
     Section 8.1       Conditions to the Obligations
                         of Each Party..................................     53
     Section 8.2       Conditions to the Obligations of Holdings........     54
     Section 8.3       Conditions to the Obligations of the Company.....     55

                                                                            PAGE
                                                                            ----
Article IX - Termination................................................     57
     Section 9.1     Termination........................................     57
     Section 9.2     Effect of Termination..............................     58

Article X - Miscellaneous...............................................     58
     Section 10.1    Notices............................................     58
     Section 10.2    Non-Survival of Representations,
                     Warranties and Covenants; Indemnification..........     60
     Section 10.3    Amendments; No Waivers.............................     60
     Section 10.4    Fees and Expenses..................................     60
     Section 10.5    Successor and Assigns..............................     61
     Section 10.6    Entire Agreement...................................     62
     Section 10.7    Governing Law......................................     62
     Section 10.8    Counterparts; Effectiveness........................     62
     Section 10.9    Severability.......................................     62
     Section 10.10   "To Knowledge".....................................     62

Exhibit A - Amended and Restated Certificate of Incorporation
Exhibit B - Amendments to the By-laws
Exhibit C - Marketing Agreement

                             TABLE OF DEFINED TERMS


TERM                                    SECTION       PAGE
- ----------------------------------   --------------   ----

Acquired Shares...................   Recitals...         1
Acquisition Proposal..............   5.4(b).....        38
Acquisition Transaction...........   5.4(b).....        38
Adjusted Option...................   5.7........        43
Adjustment Fraction...............   5.7........        43
Affiliate.........................   3.17(c)....        21
Agreement.........................   Recitals...         1
Agreement of Merger...............   2.2........         6

Balance Sheet.....................   3.8........        15
Balance Sheet Date................   3.8........        15
Board of Directors................   3.1........         9
By-law Amendments.................   Recitals...         2

California Code...................   2.1........         5
Charter Amendments................   Recitals...         2
Closing...........................   2.8........         8
Closing Date......................   2.8........         8
Code..............................   3.12.......        15
Commonly Controlled Entity........   3.13(a)....        16
Company...........................   Recitals...         1
Company 8-K's.....................   3.7(a).....        14
Company 10-K's....................   3.7(a).....        14
Company 10-Q......................   3.7(a).....        14
Company Contract Backlog..........   3.22.......        23
Company Deposit...................   1.6........         4
Company Disclosure Documents......   3.9(a).....        15
Company Disclosure Letter.........   Article III         8
Company Material Adverse Change...   3.10(a)....        16
Company Material Adverse Effect...   3.1........         9
Company Proxy Statement...........   3.9(a).....        15
Company Securities................   3.5........        12
Company Stockholder Meeting.......   5.2(a).....         6
Constituent Corporations..........   2.3(d).....         4
Control...........................   3.17(c)....        21
Current Market Price..............   5.7........        43

Delaware Law......................   1.1........         2
Director Stock Options............   3.5........        12
Director Stock Option Plan........   3.5........        12

Effective Time of the Merger......   2.2........         6
Employee Stock Options............   3.5........        12
Employee Stock Option Plans.......   3.5........        12
Environmental Laws................   3.19(a)....        22
ERISA.............................   3.13(a)....        16
Exchange Act......................   3.2........         9
Exchange Agent....................   1.5(a).....         3




TERM                                 SECTION          PAGE
- ----------------------------------   -----------      ----
FDESI.............................   Recitals...         1
FDESI Balance Sheet...............   4.7........        27
FDESI Balance Sheet Date..........   4.7........        27
FDESI Common Stock................   2.3........         6
FDESI Contract Backlog............   4.13.......        31
FDESI Customer Contract...........   4.13.......        32
FDESI Deposit.....................   1.6........         4
FDESI Disclosure Letter...........   Article IV.        24
FDESI Employees...................   4.15(i)....        33
FDESI Financials..................   4.7........        27
FDESI Joint Venture...............   4.6........        26
FDESI Joint Venture Agreements....   4.6........        26
FDESI Material Adverse Change.....   4.9(a).....        28
FDESI Material Adverse Effect.....   4.1........        25
FDESI Securities..................   4.5........        26
Financials........................   3.8........        15

GAAP..............................   3.8........        15
Governmental Entity...............   3.8........        15
Governmental Entity...............   3.3........        11

Hazardous Substance...............   3.19(a)....        24
Holdings..........................   Recitals...         1
Holdings Percentage...............   6.3........        47
HSR Act...........................   3.3........        11

Indebtedness......................   3.17(b)....        20
Independent Director..............   6.3........
Intellectual Property Rights......   3.16(a)....        18
Interim Balance Sheet.............   3.8........        15
Interim Balance Sheet Date........   3.8........        15
Interim Financials................   3.8........        15

Joint Venture.....................   3.6........        13
Joint Venture Agreements..........   3.6........        13

License Rights....................   3.16(a)....        18
Lien..............................   3.4........        11

Marketing Agreement...............   3.2........         9
Merger............................   Recitals...         1
Merger Consideration..............   2.3(c).....         6
Multiple Employer Plan............   3.13(d)....        19

Name Change.......................   Recitals...         1
Newco.............................   Recitals...         1
New Common Stock..................   Recitals...         1
NLRA..............................   3.13(h)....        17

TERM                                  SECTION     PAGE
- ---------------------------------   -----------   ----

Old Common Stock.................   Recitals...      1
Option...........................   Recitals...      2
Option Agreement.................   Recitals...      1
Option Shares....................   Recitals...      2
Outstanding Old Common Stock.....   1.6........      4

Parachute Payment................   3.13(f)....     17
Patents..........................   3.16(a)....     18
Payment Agreement................   1.6........      4
Payment Fund.....................   1.6........      4
Pension Plan.....................   3.13(d)....     16
Permit...........................   3.4........     11
Plan.............................   3.13(a)....     16
Prohibited Transaction...........   3.13(b)....     16

Recapitalization.................   Recitals...      1
Recapitalization Consideration...   1.3(a).....      3
Recapitalization Payment.........   1.3(a).....      3
Recapitalization Shares..........   1.3(a).....      3

SEC..............................   3.7(a).....     14
SEC Reports......................   3.7(a).....     14
Securities Act...................   3.7(a).....     14
Standstill Period................   6.3........     47
Subsidiary.......................   3.1........      9
Surviving Corporation............   2.1........      5

Tasks............................   4.13.......     32
Tax..............................   3.12.......     15
Termination Fee..................   10.4(b)....     51
Trademarks.......................   3.16(a)....     18
Transactions.....................   Recitals...      2

WARN.............................   3.13(g)....     17
Welfare Plan.....................   3.13(e)....     17

                              INVESTMENT AGREEMENT
                              --------------------

  THIS INVESTMENT AGREEMENT, dated as of December 11, 1995 (this "Agreement"), is made and entered into by and among Groundwater Technology, Inc., a Delaware corporation (the "Company"), GTI Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Company ("Newco"), Fluor Daniel, Inc., a California corporation ("Holdings"), and Fluor Daniel Environmental Services, Inc., a California corporation and a wholly owned subsidiary of Holdings ("FDESI").

  WHEREAS, Holdings desires to make an equity investment in the Company and the parties desire to enter into other arrangements to further cooperation between the Company and Holdings in certain business matters;

  WHEREAS, in furtherance of the foregoing, Holdings desires to acquire from the Company, and the Company desires to issue to Holdings, 4,400,000 newly issued shares (the "Acquired Shares") of a newly authorized class of the Company's common stock, par value $.001 per share (the "New Common Stock");

  WHEREAS, the acquisition of the Acquired Shares by Holdings will be accomplished by the merger of FDESI with Newco, with FDESI to survive such merger as a wholly owned subsidiary of the Company (the "Merger"), and Holdings to receive the Acquired Shares as a result of the Merger; on the terms and subject to the conditions contained herein;

  WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of its stockholders to implement, in conjunction with the Merger, a plan of recapitalization (the "Recapitalization") pursuant to which each share of common stock, par value $.01 per share, of the Company (the "Old Common Stock") outstanding on the Closing Date (as defined in Section 2.9) will be reclassified, cancelled and converted into the right to receive .5274 shares of New Common Stock and $8.62 in cash, all as more specifically set forth herein;

  WHEREAS, to emphasize the close relationship of Holdings and the Company after the Merger, at the completion of the transactions contemplated hereby, upon the consummation of such transactions, the Company will change its name to "Fluor Daniel/GTI, Inc." (the "Name Change");

  WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to which Holdings will purchase from the Company for a cash payment of $1,650,000, and the Company will sell to Holdings on the date hereof, an option (the "Option") to purchase up to an additional 1,366,000 shares of New Common Stock, as adjusted pursuant to the Option Agreement, or, if exercised before the Closing in certain circumstances, Old Common Stock (the "Option Shares"), on the terms and conditions set forth in the Option Agreement;

  WHEREAS, the Board of Directors of the Company has approved this Investment Agreement and the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve the Merger, the Recapitalization and the other transactions contemplated hereby, including the adoption of the Amended and Restated Certificate of Incorporation (the "Charter Amendments"), and amendments to the By-laws (the "By-law Amendments") of the Company set forth in Exhibit "A" and Exhibit "B" hereof, (collectively, the "Transactions").
   -----------     -----------

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                          THE PLAN OF RECAPITALIZATION

  Section 1.1 The Recapitalization. Upon the terms and conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), as of the Closing Date (as defined in Section 2.9), (i) the outstanding capital stock of the Company shall be reclassified in accordance with the Charter Amendments and the stockholders of record of the Company on the Closing Date shall be entitled to receive the Recapitalization Consideration (as defined in Section 1.3); and (ii) the name of the Company will be changed to "Fluor Daniel/GTI, Inc."

  Section 1.2 Filing. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Article VIII, other than the condition set forth in Section 8.1, paragraph (a) which may not be waived, and conditions set forth in Section 8.2, paragraph (f) and Section 8.3, paragraph (b), the Company shall cause the Charter Amendments to be executed and filed with the Secretary of State of Delaware in accordance with Sections 242 and 103 of the Delaware Law.

  Section 1.3  Conversion.  At the Closing Date, by virtue of the
Recapitalization and without any action on the part of the holders thereof:

     (a) Each issued and outstanding share of the Old Common Stock, other than shares of Old Common Stock held in the treasury of the Company, shall be reclassified and automatically converted into the right to receive consideration per share consisting of .5274 of a share of the New Common Stock (the "Recapitalization Shares") and $8.62 in cash without interest (the "Recapitalization Payment," and collectively with the Recapitalization Shares, the "Recapitalization Consideration").

     (b) All shares of Old Common Stock which are held by the Company as treasury shares shall be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

     (c) No fraction of a share of New Common Stock will be issued in the Recapitalization, but, in lieu thereof, each holder of Old Common Stock who would otherwise be entitled to a fraction of a share of New Common Stock (after aggregating all fractional shares of New Common Stock to be received by the holder) will be entitled to receive from the Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the average of the closing price of the Old Common Stock on the NASDAQ National Market for the five days immediately prior to the Closing Date.

  Section 1.4 No Post-Closing Transfers. No transfer of shares of Old Common Stock of the Company shall be made from and after the Closing. If, after the Closing Date, certificates previously representing shares of Old Common Stock are presented to the Company or the Exchange Agent (as defined in Section 1.5), they shall be canceled and exchanged for the Recapitalization Consideration as provided in Section 1.3.

  Section 1.5 Surrender of Certificates. From and after the Closing Date, Boston EquiServ or such other bank and trust company as the Company, at least five days prior to the mailing of the Company Proxy Statement (as defined in Section 3.9), shall designate and Holdings shall approve (which approval shall not be unreasonably withheld), shall act as exchange agent (the "Exchange Agent") in effecting the reclassification by the exchange for cash and New Common Stock of certificates that, prior to the Closing Date, represented shares of Old Common Stock entitled to payment in cash and New Common Stock pursuant to
Section 1.3(a). As soon as practicable after the Closing Date, the Exchange Agent shall send a notice and transmittal form to each holder of record of Old Common

Stock immediately prior to the Closing Date advising such holder of the effectiveness of the Recapitalization and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of the Company) the certificate or certificates to be exchanged pursuant to the Recapitalization. Upon the surrender for exchange of such a certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall be paid promptly, without interest thereon and subject to any required withholding of taxes, the amount of cash and New Common Stock to which such holder is entitled hereunder, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each certificate which immediately prior to the Closing Date represented outstanding shares of the Old Common Stock shall represent solely the right to receive the cash and New Common Stock into which the Old Common Stock it theretofore represented shall have been converted pursuant to Section 1.3(a), subject to any required withholding of taxes. If any payment for Old Common Stock is to be made to a person other than the person in whose name the certificates for such shares surrendered is registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered owner of the certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  Section 1.6 Exchange Agent. Prior to the Closing Date, the Company and FDESI shall enter into an agreement (the "Payment Agreement") with the Exchange Agent. Immediately prior to the filing of the Charter Amendments, Holdings shall deposit or cause FDESI to be deposited with the Exchange Agent (the "FDESI Deposit") in trust for the benefit of stockholders of the Company, cash in the amount of $33,350,000, and the Company shall deposit or cause to be deposited with the Exchange Agent (the "Company Deposit") in trust for the benefit of the stockholders of the Company cash in an aggregate amount equal to the amount determined by subtracting the FDESI Deposit from the product obtained by multiplying (i) the number of shares of Old Common Stock outstanding immediately prior to the Closing Date (the "Outstanding Old Common Stock") by (ii) the Recapitalization Payment. The deposits made by FDESI and the Company pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Payment Agreement shall provide, among other things, that (a) the Exchange Agent shall maintain the Payment Fund as a separate fund to be held for the benefit of the holders of the Old Common Stock of the Company, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 1.5, (b) any portion of the Payment Fund that has not been paid to holders of the Old Common Stock pursuant to Section 1.5 prior to that date which is six months from the Closing Date shall be paid to the

Company, and any holders of Old Common Stock who shall not have theretofore complied with Section 1.5 shall thereafter look only to the Company for payment of the amount of cash and securities to which they are entitled under this Agreement, (c) the Payment Fund shall not be used for any purpose that is not provided for herein, (d) the Exchange Agent may invest, if so directed by the Company, the cash portion of the Payment Fund in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof, (e) any net profit resulting from, or interest or income produced by, such investments shall be payable to the Company on demand,
(f) the Exchange Agent shall make payment of the Recapitalization Consideration, to any holder who validly delivers at least 100,000 shares of Old Common Stock in the Recapitalization on or after the Closing Date, by wire transfer of the Recapitalization Payment to such holder within one business day of the later of the Closing Date or the date of such delivery, and by transmittal of the Recapitalization Shares by overnight courier, insured, on the next business day after the later of the Closing Date or the date of such delivery and (g) all expenses of the Exchange Agent shall be paid directly by the Company. Promptly following the date which is six months from the Closing Date, the Exchange Agent shall return to the Company all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing Old Common Stock may surrender such certificate to the Company and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 1.3(a) hereof, without interest, but shall have no greater rights against the Company than may be accorded to general creditors of the Company under the Delaware Law.


                                   ARTICLE II
                                   THE MERGER

  Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporations Code (the "California Code"), Newco shall be merged with and into FDESI at the Effective Time of the Merger (as defined in Section 2.2). Following the Merger, the separate corporate existence of Newco shall cease and FDESI shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the California Code.

  Section 2.2 Effective Time. As soon as practicable following the filing of Charter Amendments and the satisfaction or waiver of the conditions set forth in
Article VIII, except the condition set forth in Section 8.3, paragraph (b), the parties shall file an agreement of merger or other appropriate documents (in any such case, the "Agreement of Merger") executed in accordance with the relevant provisions of the California Code and shall make all other filings or recordings required under the California Code. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the California Secretary of State, notwithstanding that evidence of the acceptance of such filing might not have been received on the filing date, or at such other time as Newco and FDESI shall agree should be specified in the Agreement of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

  Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the California Code. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of the shares of common stock, no par value, of FDESI ("FDESI Common Stock") or any shares of capital stock of Newco:

     (a) Capital Stock of Newco. Each issued and outstanding share of the capital stock of Newco shall be converted into and become one fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation.

     (b)  Treasury Stock.  No shares of FDESI Common Stock are owned by FDESI.

     (c) Conversion of FDESI Common Stock. Each of the 1,000 issued and outstanding shares of FDESI Common Stock shall be converted into the right to receive from the Company 4,400 shares of New Common Stock of the Company (the "Merger Consideration"), which shall be payable promptly upon the surrender of the certificate representing such share at the Closing (as hereinafter defined) against delivery of a certificate representing the aggregate Merger Consideration. As of the Effective Time of the Merger, all such shares of FDESI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of the certificate representing such shares of FDESI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     (d) Rights and Duties Survive. The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restriction, disabilities and duties of each of FDESI and Newco (collectively, the "Constituent

Corporations"); and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporation, and the tittle to any real estate vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of the creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thence forth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and dues had been incurred or contracted by it.

  Section 2.4 Obligation to Transfer Funds to the Company. Each of FDESI and Newco acknowledges and agrees that at the Effective Time of the Merger, the Surviving Corporation shall be obligated to irrevocably authorize the Exchange Agent to allow the FDESI Deposit to be held on behalf of the Company for the benefit of the stockholders of the Company, in accordance with the Company's instructions under the Payment Agreement (the "Transfer Authorization").

  Section 2.5 Further Assurances. If at any time after the Effective Time of the Merger the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

  Section 2.6 Articles of Incorporation and By-laws. (a) The Articles of Incorporation of FDESI, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of FDESI as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  Section 2.7 Directors. The directors of FDESI at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  Section 2.8 Officers. The officers of FDESI at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  Section 2.9 Closing; Closing Date. The closing of the sale and purchase of the Shares and the Merger contemplated hereby (the "Closing") shall take place at the offices of Fluor Corporation, 3333 Michelson Drive, Irvine, California 92730, at 8:00 a.m. Los Angeles time, on a date to be mutually agreed upon by the parties, which date shall, subject to the satisfaction, or, to the extent permitted hereby, waiver, at or prior to the Closing, of all the conditions set forth in Article VIII hereof, be no later than the third business day after the satisfaction, or, to the extent permitted hereby, waiver, of the conditions set forth in Sections 8.1(a), (b), (c) and (e). The time and date on which the Closing occurs is herein called the "Closing Date."


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Holdings that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure letter delivered by the Company to the Holdings on the date hereof and initialed by the parties (the "Company Disclosure Letter"). Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Letter identities the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Company Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

  Section 3.1 Corporate Existence and Power. Each of the Company and each of its Subsidiaries (as defined herein), including, without limiting the generality of the foregoing, Newco, is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to carry on its business as now or currently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has heretofore delivered to Holdings true and complete copies of the Company's Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws of the Subsidiaries, in each case as in effect on the date hereof. The minute books of the Company contain true and complete records of all meetings and consents in lieu of meeting of its Board of Directors (the "Board of Directors") (and any committees thereof), and of its stockholders. The term "Subsidiary" as used in this Agreement shall mean any corporation or other legal entity of which the Company or FDESI, as the case may be, (either alone or together with other Subsidiaries of the Company or FDESI, as the case may be) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of a majority of the board of directors or governing body.

  Section 3.2 Corporate Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Agreement of Merger, the Option Agreement and the Marketing Agreement (as defined herein) and to perform its obligations under such agreements and to consummate the transactions contemplated hereby and thereby. Newco has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, the Agreement of Merger, the Option Agreement and the Marketing Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company (except for the approval by the Company's stockholders of the Transactions and the filing of a Certificate of Amendment with the Secretary of State of Delaware with respect to the Charter Amendments as required by Delaware Law) is necessary to authorize the execution, delivery and performance by the Company of such agreements or the consummation by the Company of the transactions contemplated hereby or thereby. The execution, delivery and performance by Newco of this Agreement and the Agreement of Merger, and the consummation by Newco of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Newco, and by the sole shareholder of Newco, and no further corporate action on the part of Newco or shareholder action on the part of Newco's sole shareholder (except for the approval by the Company's stockholders of the Transactions) is necessary to authorize the execution delivery and performance by Newco of such agreements or the consummation by Newco of the transactions contemplated hereby or thereby. Assuming Holdings is not and has not been the beneficial owner (as defined in
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of 15% or more of the outstanding New Common Stock prior to its execution and delivery of this Agreement, the foregoing authorization and approval by the Board of Directors constitutes prior approval by the Board of Directors of the transaction which resulted in Holdings becoming an "interested stockholder" within the meaning of paragraph (a)(1) of Section 203 of the Delaware Law. This Agreement, the Agreement of Merger, and the Option Agreement have been, and upon execution and delivery by the Company and, in the case of this Agreement and the Agreement of Merger, Newco, at the Closing, the Marketing Agreement will be, duly executed and delivered by the Company and constitute (or, in the case of the Marketing Agreement, will constitute at the Closing) valid and binding obligations of the Company and, in the case of this Agreement and the Agreement of Merger, Newco, enforceable against the Company and, in the case of this Agreement and the Agreement of Merger, Newco, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, equity or redemption, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Acquired Shares received by Holdings in the Merger, and the shares to be issued upon exercise of the Option, will, when issued and delivered in accordance with the terms hereof, or the Option Agreement, as the case may be, be validly issued, fully paid and nonassessable and free and clear of any claim, lien, encumbrance, preemptive right or agreement. The term "Marketing Agreement" means that certain Marketing Agreement, dated the date hereof, between the Company and Holdings, a copy of which is attached hereto as Exhibit "C".
                            -----------

  Section 3.3 Governmental Authorization. The execution, delivery and performance by each of the Company and Newco of this Agreement, and by the Company of the Option Agreement and the Marketing Agreement, and the consummation by the Company and Newco of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by the Company or Newco with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") other than: (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) compliance with any applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder; and (iii) compliance with any applicable federal or state securities laws.

  Section 3.4 Non-Contravention. The execution, delivery and performance by each of the Company and Newco of this Agreement, and by the Company of the Option Agreement and the Marketing Agreement and the consummation by the Company and Newco of the transactions contemplated hereby and thereby do not and will not: (i) contravene or conflict with the Certificate of Incorporation or By-laws of the Company or the Articles of Incorporation or By-laws of Newco; (ii) violate, conflict with or result in the breach of any of the terms of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any contract or other agreement to which the Company or any of the Subsidiaries is a party or by which any of its assets or properties may be bound or affected; (iii) violate any order, judgment, injunction, award or decree of any United States federal or state court, domestic arbitrator or United States federal or state governmental or regulatory body against, or binding upon, the Company or its Subsidiaries or upon the properties or business of the Company or its Subsidiaries; (iv) violate any statute, law or regulation of the United States or any of the several states thereof as such statute, law or regulation relates to the Company or its Subsidiaries or to the properties or business of the Company or its Subsidiaries; (v) result in the creation or imposition of any Lien (as defined herein) on any asset of the Company or its Subsidiaries; or (vi) violate any Permit (as defined herein), except, with respect to clauses (ii), (iv), (v) or
(vi) of this Section 3.4, for violations or Liens, which, individually or in the aggregate, would not have a Company Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, "Permit" means any license, permit, order or approval of any federal, state, or local regulatory body.

  Section 3.5 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Old Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which preferred stock is issued and outstanding. As of the date hereof, there are outstanding (a) 6,962,196 shares of Old Common Stock, (b) Employee Stock Options (as defined herein) to purchase an aggregate of 1,234,706 shares of Old Common Stock, and (c) Director Stock Options (as defined herein) to purchase an aggregate of 22,500 shares of Old Common Stock (Employee Stock Options and Director Stock Options to purchase an aggregate of 304,916 shares of Old Common Stock were vested and exercisable as of the date hereof). As of the date hereof, 1,459,600 shares of Old Common Stock were reserved for issuance pursuant to the Employee Stock Option Plans (as defined herein) and 100,000 shares of Common Stock were reserved for issuance pursuant to the Director Stock Option Plan (as defined herein). The 1988 Non-Employee Director Stock Option Plan has been terminated and no options are outstanding under such plan. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement and the Option Agreement and as set forth in this Section 3.5, as of the date hereof there are, and, except for changes occurring after the date hereof resulting from (x) the exercise of Employee Stock Options or Director Stock Options outstanding on such date or (y) the grant of Employee Stock Options in the ordinary course of business and the exercise of such Employee Stock Options, on the Closing Date there will be, no outstanding (i) shares of capital stock or other securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options, rights, subscriptions, warrants, calls, unsatisfied preemptive rights, or other agreements to acquire or otherwise receive from the Company any capital stock or other securities of, or securities convertible into or exchangeable for capital stock or other securities of, the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). As of the date hereof there are, and except for Employee Stock Options granted in the ordinary course of business after the date hereof, as of the Closing Date there will be, no options, grants, stock appreciation rights or other awards outstanding under any Employee Stock Option Plan or any Director Stock Option Plan other than the options to purchase the shares of Old Common Stock as described in this Section 3.5. For purposes of this Agreement, the Company's 1986 Employee Stock Purchase Plan and 1987 Stock Plan shall be referred to individually as an "Employee Stock Option Plan", and collectively as the "Employee Stock Option Plans"; and the 1995 Director Stock Option Plan shall be referred to as the "Director Stock Option Plan." The outstanding options to purchase Old Common Stock granted under the Employee Stock Option Plans shall be referred to as "Employee Stock Options" and under the Director Stock Option Plan shall be referred to as "Director Stock Options".

  (b) As of the date hereof, the authorized capital stock of Newco consists in its entirety of 1,000 shares of common stock, no par value, of which 1,000 shares are outstanding and owned of record and beneficially by the Company. All outstanding shares of capital stock of Newco have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 3.5, as of the date hereof there are, and on the Closing Date there will be, no outstanding (i) shares of capital stock or other securities of Newco, (ii) securities of Newco convertible into or exchangeable for shares of capital stock or other securities of Newco or (iii) options, rights, subscriptions, warrants, calls, unsatisfied preemptive rights, or other agreements to acquire or otherwise receive from Newco any capital stock or other securities of, or securities convertible into or exchangeable for capital stock or other securities of, Newco.

  Section 3.6 Joint Ventures; Subsidiaries. (a) The Company Disclosure Letter sets forth a list of each entity in which the Company holds or has the right to acquire one percent (1%) or more of the equity, partnership or other interests of such entity (each such entity, except Subsidiaries, being referred to as a "Joint Venture") and a list of all material agreements relating thereto to which the Company is a party ("Joint Venture Agreements"). To the Company's knowledge and belief, the Company and each other party thereto is in compliance in all material respects with all of the terms, conditions and obligations binding upon it in respect of each of the Joint Venture Agreements, and as of the date hereof none of the Joint Venture Agreements has been terminated. The Company has delivered true and correct copies of each Joint Venture Agreement, as amended, modified or supplemented, to Holdings and all waivers executed thereunder.

  (b) The Company's interest in each of the Joint Ventures is directly owned by the Company and, except for any restrictions on transfer contained in the Joint Venture Agreements, free and clear of any material Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest). Except as expressly set forth in the Joint Venture Agreements, there are no outstanding obligations of the Company to fund or make a further investment in any Joint Venture.

  (c) The Company Disclosure Letter also sets forth a list of each Subsidiary of the Company. The Company or its Subsidiaries are, directly or indirectly, the record and beneficial owner of the percentage of outstanding shares of capital stock or other voting securities of each of its Subsidiaries listed thereon; there are no proxies with respect to such securities, and no securities of any of the Subsidiaries are or may become required to be issued, transferred or sold for any reason including, without limitation, by reason of any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments of any character obligating the Company or any such Subsidiary to issue, transfer or sell any of such securities. All of such securities so owned by the Company or its Subsidiaries are validly issued, fully paid and nonassessable and are owned free and clear of any claim, lien, encumbrance, preemptive right or agreement with respect thereto.

  Section 3.7 SEC Filings. (a) The Company has delivered or made available to Holdings true and complete copies of: (i) its Annual Report on Form 10-K for the fiscal years ended April 29, 1995, April 30, 1994, and May 1, 1993 (the "Company 10-K's"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Report on Form 10-Q for its fiscal quarter ended July 31, 1995, as filed with the SEC (the "Company 10-Q"), (iii) its Current Reports on Form 8-K filed with the SEC since May 1, 1993 (the "Company 8-K's," and, together with the Company 10-K's and the Company 10-Q, the "SEC Reports"), (iv) its proxy or information statements relating to meetings of, or actions without a meeting by, the stockholders of the Company held since May 1, 1993 and (v) all of its other reports, statements, schedules and final registration statements (except registration statements filed on Form S-8) filed with the SEC since May 1, 1993. The Company has filed all required documents, schedules, form, statements and other documents with the SEC since May 1, 1992.

  (b) As of its filing date, no such report, schedule or statement (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in clauses (a)(i)-(iv), as amended or supplemented if applicable, filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (c) No such final registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in clause (a)(v), as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

  Section 3.8 Financial Statements. The audited balance sheets of the Company as at April 29, 1995, April 30, 1994, and May 1, 1993, and the related audited statements of operations, changes in stockholders' equity and cash flows for the fiscal years then ended, together with the notes thereto certified by Ernst & Young, independent certified public accountants, included in the Company 10-K's which have been delivered to Holdings, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis through the periods covered thereby, and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its results of operations and cash flows for the periods then ended. The foregoing financial statements of the Company as at April 29, 1995, and for the year then ended, are sometimes herein called the "Financials," the balance sheet included in the Financials is sometimes herein called the "Balance Sheet" and April 29, 1995 is sometimes herein called the "Balance Sheet Date." The financial statements of the Company for the three months ended July 31, 1995 and as included in the Company 10-Q which has been delivered to Holdings, fairly present the financial condition and results of operations of the Company as of and for the three months ended (subject to year-end adjustments consisting only of normal recurring accruals) in accordance with GAAP applied in a manner consistent with the principles applied during the fiscal year ended 1995. The foregoing unaudited financial statements of the Company as at July 31, 1995, and for the three months then ended are sometimes herein called the "Interim Financials," the balance sheet included in the Interim Financials is sometimes herein called the "Interim Balance Sheet" and July 31, 1995 is sometimes herein called the "Interim Balance Sheet Date." Except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto. Since the date of its incorporation, Newco has had no assets other than a cash capital contribution of $100 and no liabilities.

  Section 3.9  Disclosure Documents.  (a) The proxy statement of the Company on
Schedule 14A (the "Company Proxy Statement") to be filed with the SEC in connection with the Transactions, and any amendments or supplements thereto (the Company Proxy Statement, as amended or supplemented, being referred to as the "Company Disclosure Documents") will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and resolutions promulgated thereunder. At the time the Company Proxy Statement or any amendments or supplements thereto are first mailed to stockholders of the Company, and at the time such stockholders vote on approval of the Transactions, the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (b) The representations and warranties contained in Section 3.9(a) shall not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished in writing to the Company by Holdings specifically for use therein.

  Section 3.10 Operations of the Company. Except as contemplated by this Agreement or as disclosed in the Interim Balance Sheet, since the Interim Balance Sheet Date, the Company has conducted its business only in the ordinary course and has not:

  (a) suffered or incurred any material adverse change in the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Change"), and the Company knows of no such change that is threatened;

  (b) amended its certificate of incorporation or by-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or other securities;

  (c) incurred any indebtedness for borrowed money other than in the ordinary course of business under the letters of credit referred to in the Company Disclosure Letter;

  (d) declared or paid any dividends or declared or made any other distributions or any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other securities;

  (e) reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course or business, consistent with past practices;

  (f) except as required by GAAP, made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

  (g) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than its officers, directors or shareholders made in the ordinary course of business;

  (h) made any acquisition of all or substantially all of the assets, properties, capital stock or business of any other person;

     (i) agreed to the sale, lease, transfer or other disposition (other than sales of assets in the ordinary course of business), in one or more transactions, of the business or assets of the Company (including by way of a merger, consolidation, tender or exchange offer, sale of stock, liquidation or dissolution or similar transaction);

  (j) entered into any employment agreement with any executive officers of the Company or any of its Subsidiaries, or granted any such executive officers any material increase in compensation, except in the ordinary course of business consistent with prior practice;

  (k) adopted any stock option or other stock-based employee benefits plans or agreed to accelerate the vesting or exercisability of any employee or director stock option;

  (l) incurred any damage, destruction or loss, whether or not covered by insurance, that has had or could have a Company Material Adverse Effect; or

  (m) issued, sold or otherwise disposed of any Company Securities or any debt or equity securities of any of its Subsidiaries.

  Section 3.11 Litigation. Except as set forth in the SEC Reports, as of the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any of its Subsidiaries which could reasonably be expected to result in a Company Material Adverse Change. Except as set forth in the SEC Reports, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitral proceedings of which the Company or any of its Subsidiaries has received notice, or, to the knowledge of the Company or any of the Subsidiaries, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries or any of their respective properties or assets in which the amount in controversy or damages sought exceeds $20,000.

  Section 3.12 Taxes. Each of the Company and each of its Subsidiaries has paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (hereinafter, "Taxes" or, individually, a "Tax") required to be paid by it through the date hereof and all deficiencies or other additions to tax, interest and penalties owed by it, in connection with any such Taxes (other than Taxes and deficiencies not material in the aggregate), and shall timely pay any Taxes, including additions, interest and penalties, required to be paid by it after the date hereof and on or before the Closing Date (other than Taxes being contested in good faith and the liability for which is reserved for by the Company in accordance with GAAP). All reserves or other provisions for taxes reflected in the Financials and the Interim Financials are, or will be, adequate, and there are no liens for delinquent taxes upon any property or asset of the Company or any of its Subsidiaries. The Company Disclosure Letter sets forth the status of the audit of any income tax returns of the Company or any of its Subsidiaries for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency of statutory notices of deficiency that may have been issued in connection therewith. The Company Disclosure Letter sets forth all federal tax elections under the Internal Revenue Code of 1986, as amended (the "Code") that are in effect with respect to the Company for the fiscal years ended May 1, 1993, April 30, 1994, and April 29, 1995. No extension of time with respect to any date on which any Tax return was or is to be filed by the Company or any of its Subsidiaries is in force, and no waiver or agreement by the Company or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Tax. The Company has not made any election under Section 341(f) of the Code. Each of the Company and each of its Subsidiaries has timely filed all tax returns required through the date hereof, and shall prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all tax returns to be filed on or before the Closing Date.

  Section 3.13  Employee Benefit Plans.  Except as set forth in the SEC Reports:

  (a) There are no plans, practices, arrangements, policies or commitments, including, without limitation, any employment, consulting or deferred compensation arrangements or agreements, executive compensation, bonus or severance pay plans or practices, health or life insurance arrangements, vacation pay plans or any other fringe benefit plans, including, without limitation, any pension, profit sharing, savings or other plans described in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not covered by ERISA) (each individually, a "Plan") maintained or contributed to by or on behalf of the Company, or with respect to which the Company has or could have any material liability or obligation, whether actual or contingent, direct or indirect, through any Commonly Controlled Entity (as defined below or otherwise), other than the Employee Stock Option Plans and the Director Stock Option Plan. A "Commonly Controlled Entity" of a person shall mean any other person who is treated as a single employer (within the meaning of Code Section 414) with such person.

  (b) Each Plan is (and the Company is with respect to each Plan) in compliance in all material respects with all applicable laws, regulations, reporting and disclosure requirements and has been administered and operated in all material respects in accordance with its terms. With respect to each Plan: (i) no "prohibited transaction" (within the meaning of Code Section 4975 or ERISA
Section 406) or breach of fiduciary duty has occurred; and (ii) there are no material actions, liens, claims or disputes pending or, to the knowledge of the Company, threatened.

  (c) With respect to each Plan (where applicable); on or before the date hereof, the Company has delivered or made available to Holdings complete copies of (i) each Plan document and individual agreement related thereto; and (ii) the most recent summary plan description, annual report, actuarial valuation and Internal Revenue Service determination letter.

  (d) No Plan is a "pension plan" (within the meaning of ERISA Section 3(2)) or a "multiple employer plan" (as described in Code Section 413(c)). The Company has not incurred any actual or contingent liability arising under Title IV of ERISA which is reasonably likely to have a Company Material Adverse Effect. Without limiting the foregoing, the Company has no secondary liability under any agreement described in ERISA Section 4204, or has been a party to a transaction described in ERISA Section 4069, in each case, which is reasonably likely to have a Company Material Adverse Effect.

  (e) With respect to each Plan which is a "welfare plan" (within the meaning of ERISA Section 3(1)): (i) except as required under Code Section 4980B or Part 6 of Title I of ERISA, no such plan provides medical or death benefits with respect to any individual beyond his or her termination of employment or service; and (ii) there are no reserves, assets, surplus or prepaid premiums under any such Plan.

  (f) The consummation of the Transactions and the exercise of the Option will not: (i) entitle any individual to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any individual; or (iii) entitle any individual to a "parachute payment" (within the meaning of Code Section 280G).

  (g) Neither the Company nor any Commonly Controlled Entity has incurred within the last two years or reasonably expects, as of the date hereof, to incur any liability or obligation under the Workers Adjustment Retraining Notification Act or any similar state law ("WARN").

  (h) Each of the Company and each of its Subsidiaries is not, and has not been, a party to any collective bargaining agreement or any agreement with a labor union or association. There is no pending work stoppage, organizing effort, strike, slowdown, picketing or similar event affecting the Company or any of the Subsidiaries or, to the knowledge of the Company and each of its Subsidiaries, threatened, and no application for certification of a collective bargaining agent is pending or, to the knowledge of the Company and each of its Subsidiaries, threatened. Each of the Company and each of its Subsidiaries has not been cited for any unfair labor practice or other practice or conduct prohibited by the National Labor Relations Act (the "NLRA"). There is no pending or, to the knowledge of the Company and each of its Subsidiaries, threatened, complaint, charge or proceeding before the National Labor Relations Board or any other governmental authority alleging any violation of the NLRA by the Company or any of its Subsidiaries.

  Section 3.14 Compliance with Laws. Except as previously disclosed in writing in a letter to Holdings or in the SEC Reports, and except for violations which are not reasonably likely to have a Company Material Adverse Effect, each of the Company and each of its Subsidiaries is not, to its knowledge, in violation of, and to its knowledge has not violated, (i) any federal, state or local law, statute, ordinance or regulation or any other requirement of any federal, state or local governmental or regulatory body of competent jurisdiction applicable to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries or (ii) any term of any applicable judgment, decree, injunction, law and/or order issued by a governmental or regulatory body of competent jurisdiction. Except as set forth in the SEC Reports, each of the Company and each of its Subsidiaries, to its knowledge, has all Permits required as of the date hereof for the conduct of the business of the Company and each of its Subsidiaries as now conducted; to the Company's knowledge, such Permits are in full force and effect; the Company has not received notice of any violation in respect of any Permits and no proceeding is pending of which the Company has received notice or, to the knowledge of the Company, threatened to revoke or limit any Permit which revocations or limitations would have, in the aggregate, a Company Material Adverse Effect.

  Section 3.15 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette, dated December 11, 1995, to the effect that the consideration to be received by the Company and its stockholders, pursuant to the Transactions, taken as a whole, is fair from a financial point of view to the Company and its stockholders, a true and complete copy of which opinion has been delivered to Holdings prior to the date hereof.

  Section 3.16 Intellectual Property. The Company is not aware of any patents held by any person or entity under which a license is reasonably likely to be required in connection with the conduct of the business of the Company as now conducted or as currently proposed to be conducted. The Company has not received any written notice of any adverse claim of any person or entity with respect to any intellectual property right or asserted against or threatened to be asserted against, the Company with respect to any intellectual property right.

  Section 3.17 Contracts and Other Agreements. (a) Except as set forth the SEC Reports (or filed as an exhibit thereto), there are no contracts or agreements to which the Company or any of its Subsidiaries is a party that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole. Each agreement, contract, lease, license, commitment or instrument of the Company set forth in the Company Disclosure Letter or the SEC Reports is in full force and effect and is a legal, valid and binding agreement of the Company and, to the best knowledge of the Company, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

  (b) Set forth in the Company Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, indentures, and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and (Y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "Indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

  (c)  The Company is not a party to or bound by any material written or oral
(w) employment agreement or employment contract that is not terminable at will by the Company, (x) covenant not to compete, or (y) agreement, contract or other arrangement with (A) any stockholder of the Company, (B) any Affiliate (as defined herein) of the Company or, to the knowledge of the Company, any Affiliate of any stockholder of the Company or (C) any officer, director or employee of the Company (other than employment agreements covered by clause (w) above), or of any stockholder of the Company or of any Affiliate of the Company. The term "Affiliate" means, with respect to any person, any other person controlling, controlled by or under direct or indirect common control with such person (for the purposes of this definition "control," when used with respect to any specified person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing).

  (d) The Company is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien or security interest (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

  Section 3.18 Properties. (a) Except as set forth in the Company Disclosure Letter, each of the Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted.

  (b) Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

  Section 3.19 Environmental Matters. (a) Neither the Company nor any of its Subsidiaries has (x) placed, released, transported, arranged for transportation of or disposed of any Hazardous Substances (as defined herein) on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties (which for purposes of this Section 3.19 includes any facility formerly owned or operated by the Company), in violation of any applicable Environmental Laws (as defined herein) except where such violation would not have a Company Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' properties, in violation of any applicable Environmental Laws except where such violation would not have a Company Material Adverse Effect, or (z) during the preceding three years, received any written notice (A) from a Governmental Entity that the Company or any of its Subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") on or under any of the Company's or any of its Subsidiaries' properties or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) from a Governmental Entity requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, or (D) demanding payment by the Company or any of its Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials, wastes or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

  (b) To the knowledge of the Company, no Environmental Law imposes any obligation upon the Company or its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Option Agreement, including, without limitation, any requirement to modify or to transfer any Permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or its Subsidiaries' owned properties, or, to the knowledge of the Company, leased properties under any Environmental Law.

  Section 3.20 Confidentiality Agreements. To the Company's knowledge, all officers and employees of the Company who have access to confidential information have entered into confidentiality agreements and all employees providing services of a scientific nature have entered into invention agreements in the form then utilized by the Company. To the Company's knowledge, no officer or employee has disavowed his or her obligations under any such agreement and the Company is not aware of any facts or circumstances which would constitute a material breach of any such agreement.

  Section 3.21 Disclosure. No representations or warranties by the Company in this Agreement and no statement contained in any document (including, without limitation, the Financials, Interim Financials, Company Disclosure Letter, certificates, or other writings) furnished or to be furnished by the Company to Holdings or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.



                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

  Holdings represents and warrants to the Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure letter delivered by FDESI to the Company on the date hereof and initialed by the parties (the "FDESI Disclosure Letter"). Nothing in the FDESI Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the FDESI Disclosure Letter identities the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The FDESI Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

  Section 4.1 Corporate Existence and Power. Each of Holdings and FDESI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted or currently proposed to be conducted. FDESI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of FDESI (a "FDESI Material Adverse Effect"). FDESI has heretofore delivered to the Company true and complete copies of the Company's Articles of Incorporation and By-laws in each case as in effect on the date hereof. The minute books of FDESI contain true and complete records of all meeting and consents in lieu of meeting of its Board of Directors (and any committees thereof), and of its stockholder.

  Section 4.2 Corporate Authorization. Each of Holdings and FDESI has all requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and the Marketing Agreement and perform its obligations under such agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings and FDESI of this Agreement, the Option Agreement and the Marketing Agreement and the consummation by Holdings and FDESI of the transactions contemplated hereby and thereby have duly authorized by the board of directors of Holdings, FDESI and Fluor Corporation, and no other corporate action on the part of Holdings or FDESI is necessary to authorize the execution, delivery and performance of such agreements and consummation of the transactions contemplated hereby and thereby. This Agreement and the Option Agreement have been, and the Marketing Agreement at the Closing will be, duly executed and delivered by Holdings and FDESI and constitute valid and binding obligations of Holdings and FDESI enforceable against Holdings and FDESI in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors' rights and to general equitable principles.

  Section 4.3 Governmental Authorization. The execution, delivery and performance by Holdings and FDESI of this Agreement, the Option Agreement and the Marketing Agreement and the consummation by Holdings and FDESI of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by Holdings or FDESI with any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder; and (iii) compliance with any applicable requirements of foreign or state securities laws.

  Section 4.4 Non-Contravention. The execution, delivery and performance by Holdings and FDESI of this Agreement, the Option Agreement and the Marketing Agreement and the consummation by Holdings and FDESI of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with their respective certificate of incorporation or by-laws; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any contract or other agreement to which Holdings or FDESI is a party or by or to which Holdings or FDESI or any of their respective assets or properties may be bound; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Holdings or FDESI or upon the securities, properties or business of Holdings or FDESI; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Holdings or FDESI or to the securities, properties or business of Holdings or FDESI; (v) result in the creation or imposition of any Lien on any asset of Holdings or FDESI, or
(vi) violate any Permit, except, with respect to clauses (ii), (iv), (v) and
(vi) of this Section 4.4, for violations, or Liens, which, individually or in the aggregate, are not reasonably likely to have (x) a material adverse effect on the ability of Holdings to consummate the transactions contemplated hereby or
(y) a FDESI Material Adverse Effect.

  Section 4.5 Capitalization of FDESI. As of the date hereof, the authorized capital stock of FDESI consists in its entirety of 1,000 shares of common stock, no par value, of which 1,000 shares are outstanding and owned of record and beneficially by Holdings. All outstanding shares of capital stock of FDESI have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 4.5, as of the date hereof there are, and on the Closing Date there will be, no outstanding (i) shares of capital stock or other securities of FDESI, (ii) securities of FDESI convertible into or exchangeable for shares of capital stock or other securities of FDESI or (iii) options, rights, subscriptions, warrants, calls, unsatisfied preemptive rights, or other agreements to acquire or otherwise receive from FDESI any capital stock or other securities of, or securities convertible into or exchangeable for capital stock or other securities of, FDESI (the items in clauses (i), (ii) and (iii) being referred to collectively as the "FDESI Securities").

  Section 4.6 FDESI Joint Ventures. (a) The FDESI Disclosure Letter sets forth a list of each entity in which FDESI holds or has the right to acquire one percent (1%) or more of the equity, partnership or other interests of such entity (each such entity, except Subsidiaries, being referred to as an "FDESI Joint Venture") and a list of all material agreements relating thereto to which FDESI is a party ("FDESI Joint Ventures Agreements"). To FDESI's knowledge and belief, FDESI and each other party thereto is in compliance in all material respects with all of the terms, conditions and obligations binding upon it in respect of each of the FDESI Joint Ventures Agreements, and as of the date hereof none of the FDESI Joint Ventures Agreements has been terminated. FDESI has delivered true and correct copies of each FDESI Joint Ventures Agreement, as amended, modified or supplemented, to the Company and all waivers executed thereunder.

  (b) FDESI's interest in each of the FDESI Joint Ventures is directly owned by FDESI and, except for any restrictions on transfer contained in the FDESI Joint Ventures Agreements, free and clear of any material Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest). Except as expressly set forth in the FDESI Joint Ventures Agreements, there are no outstanding obligations of FDESI to fund or make a further investment in any FDESI Joint Ventures.

  (c)  FDESI has no Subsidiaries.

  Section 4.7 FDESI Financial Statements. The unaudited balance sheets of FDESI as at April 30, 1995 and October 31, 1995, and the related unaudited statements of operations for the fiscal year and six month period, respectively, then ended, (except for the absence of footnotes and for normal year end adjustments and for the other matters set forth in that certain letter from Vic
L. Prechtl to Robert E. Sliney, Jr. dated November 30, 1995) have been prepared in accordance with GAAP applied on a consistent basis through the periods covered thereby, and fairly present the consolidated financial position of FDESI as of the date thereof and its results of operations for the period then ended. The foregoing unaudited financial statements of FDESI as at October 31, 1995, and for the period then ended, are sometimes herein called the "FDESI Financials," the balance sheet included in the FDESI Financials is sometimes herein called the "FDESI Balance Sheet" and October 31, 1995 is sometimes herein called the "FDESI Balance Sheet Date." Except as set forth in the FDESI Disclosure Letter, FDESI does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) to Holdings or any Affiliate of Holdings ("Holdings Debt") or otherwise required by GAAP to be set forth on a balance sheet of FDESI or in the notes thereto.

  Section 4.8 Disclosure Documents. The information with respect to Holdings and its Affiliates furnished to the Company by Holdings in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in the case of the Company Proxy Statement, at the time the Company Proxy Statement and or any amendment or supplement thereto is first mailed to stockholders of the Company, and, in the case of the Company Proxy Statement, at the time the stockholders vote on approval of the Transactions.

  Section 4.9 Operations of FDESI. Except as contemplated by this Agreement or as disclosed in the FDESI Balance Sheet, since the FDESI Balance Sheet Date, FDESI has conducted its business only in the ordinary course and has not:

  (a) suffered or incurred any material adverse change in the business, properties, condition (financial or otherwise), results of operations or prospects of FDESI (a "FDESI Material Adverse Change"), and FDESI knows of no such change that is threatened;

  (b) amended its certificate of incorporation or by-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or other securities;

  (c) incurred any indebtedness for borrowed money other than in the ordinary course of business;

  (d) declared or paid any dividends or declared or made any other distributions or any kind to its shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other securities;

  (e) reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course or business, consistent with past practices;

  (f) except as required by GAAP, made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

  (g) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than its officers, directors or shareholders made in the ordinary course of business;

  (h) made any acquisition of all or substantially all of the assets, properties, capital stock or business of any other person;

  (i) agreed to the sale, lease, transfer or other disposition (other than sales of assets in the ordinary course of business), in one or more transactions, of the business or assets of FDESI (including by way of a merger, consolidation, tender or exchange offer, sale of stock, liquidation or dissolution or similar transaction);

  (j) entered into any employment agreement with any executive officers of FDESI or granted any such executive officers any material increase in compensation, except in the ordinary course of business consistent with prior practice;

  (k) adopted any stock option or other stock-based employee benefits plans or agreed to accelerate the vesting or exercisability of any employee or director stock option;

  (l) incurred any damage, destruction or loss, whether or not covered by insurance, that has had or could have a FDESI Material Adverse Effect; or

  (m) issued, sold or otherwise disposed of any FDESI Securities.

  Section 4.10 Litigation of FDESI. As of the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving FDESI which could reasonably be expected to result in a FDESI Material Adverse Change. As of the date hereof, there are no actions, suits or claims or legal, administrative or arbitral proceedings of which Holdings or FDESI has received notice, or, to the knowledge of Holdings or FDESI, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of Holdings or FDESI, threatened against or involving FDESI or any of its properties or assets.

  Section 4.11 Taxes of FDESI. FDESI has paid all Taxes required to be paid by it through the date hereof and all deficiencies or other additions to tax, interest and penalties owed by it, in connection with any such Taxes (other than Taxes and deficiencies not material in the aggregate), and shall timely pay any Taxes, including additions, interest and penalties, required to be paid by it after the date hereof and on or before the Closing Date (other than Taxes being contested in good faith and the liability for which is reserved for by FDESI in accordance with GAAP). All reserves or other provisions for taxes reflected in the FDESI Financials are, or will be, adequate, and there are no liens for delinquent taxes upon any property or asset of FDESI. The FDESI Disclosure Letter sets forth the status of the audit of any income tax returns of FDESI (and of any consolidated, unitary or combined returns which included FDESI, but only insofar as such returns pertain specifically to FDESI) for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency of statutory notices of deficiency that may have been issued in connection therewith. The FDESI Disclosure Letter sets forth all federal tax elections under the Code that are in effect with respect to FDESI for the fiscal years ended May 1, 1993, April 30, 1994, and April 29, 1995. No extension of time with respect to any date on which any Tax return was or is to be filed by FDESI is in force, and no waiver or agreement by FDESI is in force for the extension of time for the assessment or payment of any Tax. FDESI has not made any election under Section 341(f) of the Code. FDESI has timely filed all tax returns required through the date hereof, and shall prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all tax returns to be filed on or before the Closing Date.

  Section 4.12 Environmental Matters of FDESI (a) FDESI has not (x) placed, released, transported, arranged for transportation of or disposed of any Hazardous Substances on, under, from or at any of FDESI's properties or any other properties (which for purposes of this Section 4.12 includes any facility formerly owned or operated by FDESI), in violation of any applicable

Environmental Laws, except where such violation would not have a FDESI Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of FDESI's properties or any other property but arising from FDESI's properties, in violation of any applicable Environmental Laws, except where such violation would not have a FDESI Material Adverse Effect, or (z) except in each case for notices set forth in the FDESI Disclosure Letter, during the preceding three years, received any written notice (A) from a Governmental Entity that FDESI is in violation of any Environmental Laws on or under any of FDESI's properties or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) from a Governmental Entity requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of FDESI's properties or any other properties, or (D) demanding payment by FDESI for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of FDESI's properties or any other properties.

  (b) Except as set forth in the FDESI Disclosure Letter, to the knowledge of FDESI, no Environmental Law imposes any obligation upon FDESI or its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Option Agreement, including, without limitation, any requirement to modify or to transfer any Permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of FDESI's or its Subsidiaries' owned properties, or, to the knowledge of FDESI, leased properties under any Environmental Law.

  Section 4.13 FDESI Contract List. (a) Except as set forth in paragraph 4.13 of the FDESI Disclosure Letter, FDESI is not a party to or subject to any contract to provide services, materials or goods to third parties (an "FDESI Customer Contract").

  (b) The FDESI Disclosure Letter sets forth with respect to the FDESI Customer Contracts, a summary of work performed as of the date of this Agreement and work to be performed after the date of this Agreement not yet completed.

  (c) Neither FDESI or Holdings has received notice or any other communication, written or oral, from any customer terminating or not renewing any FDESI Customer Contract or indicating the customer's formal non-acceptance of work performed by FDESI or Holdings under any FDESI Customer Contract.

  (d) FDESI or Holdings has completed in all material respects all work in progress under all FDESI Customer Contracts pursuant to the terms of each such contract, including all warranty terms, and substantially in accordance with customer specifications. Neither FDESI nor Holdings has been provided with written notice of any claims for material defects in performance under any of the contracts, and neither FDESI nor Holdings has knowledge of any state of facts or anticipated event which FDESI or Holdings in good faith, reasonably believes may give rise to any such claim.

  Section 4.14  Purchase for Investment; Legend.  Holdings hereby:

  (a) acknowledges that Holdings has been advised that the Acquired Shares have not been registered under the Securities Act or under any state securities laws;

  (b) represents and warrants that the Acquired Shares are being acquired by Holdings for Holdings' own sole benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution thereof;

  (c) agrees that the Shares will not be sold or otherwise disposed of except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws;

  (d) consents that stop transfer instructions in respect of the Acquired Shares, relating only to the restrictions in Section 4.14 (c), may be issued to any transfer agent, transfer clerk or other agent at any time acting for the Company; and

  (e) consents that the certificate or certificates representing the Acquired Shares not registered under the Securities Act may be impressed with a legend in substantially the following form:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE

     SHARES UNDER SUCH ACT OR AN EXEMPTION THEREFROM. THE SHARES REPRESENTED BY THIS AGREEMENT ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON SALE OR TRANSFER PURSUANT TO THE PROVISIONS OF THAT CERTAIN INVESTMENT AGREEMENT DATED AS OF DECEMBER 11, 1995 AS TO WHICH THE COMPANY AND REGISTERED OWNER ARE PARTIES."

  Section 4.15 Employees and Employee Benefit Plans. Except as set forth in the FDESI Disclosure Letter:

  (a) There are no Plans maintained or contributed to by or on behalf of FDESI or Holdings, or with respect to which FDESI has or could have any material liability or obligation, whether actual or contingent, direct or indirect, through any Commonly Controlled Entity.

  (b) Each Plan is (and FDESI and Holdings is with respect to each Plan) in compliance in all material respects with all applicable laws, regulations, reporting and disclosure requirements and has been administered and operated in all material respects in accordance with its terms. With respect to each Plan:
(i) no "prohibited transaction" (within the meaning of Code Section 4975 of ERISA Section 406) or breach of fiduciary duty has occurred; and (ii) there are no material actions, liens, claims or disputes pending or, to the knowledge of FDESI or Holdings, threatened.

  (c) With respect to each Plan (where applicable), (i) on or before the date hereof, FDESI has delivered or made available to the Company complete copies of
(i) each Plan document and individual agreement related thereto; and (ii) the most recent summary plan description, annual report, actuarial valuation and Internal Revenue Service determination letter.

  (d) No Plan is a "pension plan" (within the meaning of ERISA Section 3(2)) or a "multiple employer plan" (as described in Code Section 413(c)). FDESI has not incurred any actual or contingent liability arising under Title IV of ERISA which is reasonably likely to have a Company Material Adverse Effect. Without limiting the foregoing, FDESI has no secondary liability under any agreement described in ERISA Section 4204, or has been a party to a transaction described in ERISA Section 4069, in each case, which is reasonably likely to have a FDESI Material Adverse Effect.

  (e) With respect to each Plan which is a "welfare plan" (within the meaning of ERISA Section 3(1)): (i) except as required under Code Section 4980B or Part 6 of Title I of ERISA, no such plan provides medical or death benefits with respect to any individual beyond his or her termination of employment or service; and (ii) there are no reserves, assets, surplus or prepaid premiums under any such Plan.

  (f) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any individual; or (iii) entitle any individual to a "parachute payment" (within the meaning of Code Section 280G).

  (g) Neither Holdings, FDESI nor any Commonly Controlled Entity has incurred within the last two years or reasonably expects, as of the date hereof, to incur any liability or obligation under WARN.

  (h) Each of Holdings (with respect to the business of FDESI) and FDESI is not, and has not been, a party to any collective bargaining agreement or any agreement with a labor union or association. There is no pending work stoppage, organizing effort, strike, slowdown, picketing or similar event affecting FDESI or Holdings (with respect to the business of FDESI) or, to the knowledge of Holdings and FDESI, threatened, and no application for certification of a collective bargaining agent is pending or, to the knowledge of the Holdings and FDESI, threatened. Neither Holdings (with respect to the business of FDESI) nor FDESI has been cited for any unfair labor practice or other practice or conduct prohibited by the NLRA. There is no pending or, to the knowledge of Holdings and FDESI, threatened, complaint, charge or proceeding before the National Labor Relations Board or any other governmental authority alleging any violation of the NLRA by FDESI or Holdings (with respect to the business of FDESI).

  (i) Set forth in paragraph 4.15(i) of the FDESI Disclosure Letter is a true, correct and complete list of all employees of FDESI (or employees of Holdings whose duties relate primarily to the business of FDESI and who Holdings intends to transfer to FDESI on or before the Closing)(the "FDESI Employees") and their rates of pay. No FDESI employee has sued or threatened to sue FDESI or Holdings, or bought or threatened to bring any administrative complaint against FDESI or Holdings, within the two years prior to the date hereof. FDESI has possession of or access to all personnel files with respect to each FDESI Employee.

  Section 4.16 Compliance with Laws. Except for violations which are not reasonably likely to have a FDESI Material Adverse Effect, each of Holdings (with respect to the business of FDESI) and FDESI is not, to its knowledge, in violation of, and to its knowledge has not violated, (i) any federal, state or local law, statute, ordinance or regulation or any other requirement of any federal, state or local governmental or regulatory body of competent jurisdiction applicable to FDESI or Holdings (with respect to the business of FDESI) or the business of FDESI or Holdings (with respect to the business of FDESI) or (ii) any term of any applicable judgment, decree, injunction, law and/or order issued by a governmental or regulatory body of competent jurisdiction. Except as set forth in the FDESI Disclosure Letter, each of the FDESI and Holdings (with respect to the business of FDESI), to its knowledge has all Permits required as of the date hereof for the conduct of the business of the FDESI or Holdings (with respect to the business of FDESI) as now conducted; to the knowledge of Holdings and FDESI, such Permits are in full force and effect; neither FDESI nor Holdings has received notice of any violation in respect of any Permits and no proceeding is pending of which Holdings or FDESI has received notice or, to the knowledge of Holdings or FDESI, threatened to revoke or limit any Permit which revocations or limitations would have, in the aggregate, a FDESI Material Adverse Effect.

  Section 4.17 Intellectual Property. Except as set forth in the FDESI Disclosure Letter, neither FDESI nor Holdings is aware of any patents held by any person or entity under which a license is reasonably likely to be required in connection with the conduct of the business of FDESI as now conducted or as currently proposed to be conducted. Except as set forth in the FDESI Disclosure Letter, neither Holdings nor FDESI has received any written notice of any adverse claim of any person or entity with respect to any intellectual property right relating to the business of FDESI or asserted against or threatened to be asserted against FDESI or Holdings (with respect to the business of FDESI) with respect to any intellectual property right.

  Section 4.18 Contracts and Other Agreements. (a) Except as set forth in the FDESI Disclosure Letter, there are no contracts or agreements to which Holdings or FDESI is a party that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of FDESI. Each agreement, contract, lease, license, commitment or instrument of FDESI set forth in the FDESI Disclosure Letter is in full force and effect and is a legal, valid and binding agreement of the FDESI and, to the best knowledge of Holdings and FDESI, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Neither Holdings nor

FDESI is in violation of or in default under (nor, to the knowledge of Holdings or FDESI, does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a FDESI Material Adverse Effect.

  (b) Set forth in the FDESI Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, indentures, and other agreements and instruments pursuant to which any Indebtedness of FDESI in an aggregate principal amount in excess of $25,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder.

  (c) Except as set forth in the FDESI Disclosure Letter, neither FDESI nor Holdings is a party to or bound by any material written or oral (w) employment agreement or employment contract that is not terminable at will by the Company or FDESI, (x) covenant not to compete which would limit or restrict the Company or FDESI from conducting business anywhere in the world, or (y) agreement, contract or other arrangement with (A) any stockholder of FDESI, (B) any Affiliate (as defined herein) of FDESI or, to the knowledge of FDESI or Holdings, any Affiliate of any stockholder of FDESI or (C) any officer, director or employee of FDESI (other than employment agreements covered by clause (w) above), or of any stockholder of FDESI or of any Affiliate of FDESI.

  (d) Except as set forth in the FDESI Disclosure Letter, FDESI is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien or security interest (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

  Section 4.19 Properties. (a) Except as set forth in the FDESI Disclosure Letter, FDESI has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted.

  Section 4.20 Confidentiality Agreements. To the knowledge of Holdings and FDESI, all FDESI Employees who have access to confidential information have entered into confidentiality agreements and all employees providing services of a scientific nature have entered into invention agreements in the form then utilized by Holdings. The rights to all such agreements will be assigned by Holdings to FDESI prior to Closing. To the knowledge of Holdings and FDESI, no officer or employee has disavowed his or her obligations under any such agreement and neither Holdings nor FDESI is aware of any facts or circumstances which would constitute a material breach of any such agreement.

  Section 4.21 FDESI Disclosure. No representations or warranties by FDESI in this Agreement and no statement contained in any document (including, without limitation, the Financials, Interim Financials, FDESI Disclosure Letter, certificates, or other writings) furnished or to be furnished by FDESI to the Company or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE V
                            COVENANTS OF THE COMPANY

  The Company agrees that:

  Section 5.1 Conduct of Business. (a) Ordinary Course. During the period from the date of this Agreement to the Closing Date, the Company shall and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall, in all material respects, be unimpaired at the Closing Date. Except for the matters listed in Section 5.1 of the Company Disclosure Letter, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Holdings, to:

     (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Common Stock upon the exercise of Employee Stock Options and Director Stock Options outstanding on the date of this Agreement in accordance with their present terms, and (y) the issuance of Common Stock pursuant to the Option Agreement);

     (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or reincorporate in any jurisdiction;

     (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except for such actions undertaken in the ordinary course of business and consistent with past practice and involving no more than $250,000 in the aggregate or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

     (v) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets, except sales of properties or assets no longer used by the Company or its Subsidiaries in the conduct of its business and sales of inventory in the ordinary course of business consistent with past practice;

     (vi) (y) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowing not in excess of $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice, the endorsement of checks in the normal course of business and the extension of credit in the normal course of business or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

     (vii) make or agree to make any new capital expenditures or commitments, purchases of property or acquisitions of other businesses, capital assets or properties which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000 or enter into any new real property lease with an annual rental of more than $60,000;

     (viii) make any Tax election (other than in the ordinary course of preparing and filing its Tax returns) or settle or compromise any material Tax liability;

     (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Reports or incurred after the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

     (x) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may have the effect of, discriminating against Holdings as a shareholder of the Company (or any successor);

     (xi) adopt or amend in any material respect any Plan;

     (xii) enter into any contract, agreement, plan or arrangement covering any director, officer or employee providing for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the consummation of the transactions contemplated hereby or by the Option Agreement or any acquisition by Holdings of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration of entitlement would not have been provided but for such contingency; or amend any existing contract, agreement, plan or arrangement to so provide; or

     (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

  (b) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement or the Option Agreement becoming untrue, or,
(ii) any of the conditions to the Merger set forth in Article VIII, not being satisfied.

  (c) Advice of Changes. The Company shall promptly advise Holdings orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Merger or the Recapitalization, or a Company Material Adverse Effect.

  Section 5.2 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable for the purpose of voting on approval of the Transactions. Subject to Section 5.4(a), the Board of Directors shall unanimously recommend approval and adoption of the matters submitted to the Company's stockholders, including the issuance of the Acquired Shares to Holdings pursuant to the Merger, as required pursuant to the rules of the NASDAQ National Market, and the execution and filing of the Charter Amendments, pursuant to the Recapitalization. In connection with the Company Stockholder Meeting, the Company: (i) shall promptly prepare and file with the SEC in accordance with the Exchange Act the Company Proxy Statement, shall use all reasonable efforts to have the Company Proxy Statement and/or any amendment or supplement thereto cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement; (ii) shall use all reasonable efforts to obtain the necessary approvals by its stockholders of the Transactions; and (iii) shall otherwise comply with all legal requirements applicable to such meeting. The Company shall make available to Holdings prior to the filing thereof with the SEC copies of the preliminary Company Proxy Statement and any amendments or supplements thereto and shall make any changes therein reasonably requested by Holdings insofar as such changes relate to any matters relating to Holdings, FDESI or the description of the Transactions.

  Section 5.3 Access to Information. From the date hereof until the Closing, the Company shall give Holdings, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries and, to the extent the Company may do so, its Joint Ventures, shall furnish to Holdings, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request to the extent available to the Company and shall instruct the Company's employees, counsel and financial advisors to cooperate with Holdings in its investigation of the business of the Company, its Subsidiaries and its Joint Ventures; provided, that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by the Company to Holdings hereunder. All requests for information made pursuant to this Section 5.3 shall be directed to the Chief Financial Officer of the Company or such other persons as may be designated by him.

  Section 5.4 No Solicitation of Other Offers. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, take (nor shall the Company authorize or permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to: (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to or propose any Acquisition Proposal or (iii) participate in any way in any discussions or negotiations with, or furnish any information to, any person or entity (other than Holdings or its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates of Holdings) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that (x) the Company may participate in discussions or negotiations (including as a part thereof making any counterproposal) with or furnish information to any third party pursuant to a customary confidentiality agreement (so long as it has complied with the prohibitions of paragraph (a), subparagraph (i) above) if (i) a majority of the Board of Directors determines in good faith, after receipt of written advice of outside counsel, that the failure to provide such information or participate in such discussions or negotiations would be more likely than not to cause the members of the Board of Directors to be in breach of their fiduciary duties under Delaware Law and (ii) a majority of the Board of Directors, after consultation with the Company's independent financial advisors, determines in good faith that there is a reasonable possibility that such third party will submit to the Company an Acquisition Proposal which is a Superior Proposal (as defined below), (y) if a majority of the Board of Directors determines in good faith, after receipt of written advice of outside counsel, that the failure to recommend to the Company's stockholders an Acquisition Proposal which is a Superior Proposal would cause the members of the Board of Directors to be in breach of their fiduciary duties under Delaware Law, the Company may withdraw its recommendation to the stockholders in favor of the Transactions and recommend to its stockholders such an Acquisition Proposal which is a Superior Proposal and (z) after termination of this Agreement, the Company may enter into an agreement with any third party with respect to any Acquisition Proposal which is a Superior Proposal; provided, further however, that the Company shall not take any action described in clause
(x), (y) or (z) of the immediately preceding provision except after prompt notice to Holdings of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. The Company shall promptly notify Holdings of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. The Company shall keep Holdings informed, on a current basis, of the status of any such proposals, negotiations or discussions except to the extent that a majority of the Board of Directors determines in good faith, after receipt of written advice of outside counsel, that the provision of such information to Holdings would be more likely than not to cause the members of the Board to be in breach of their fiduciary duties under Delaware Law. Any actions permitted under, and taken in compliance with, this Section 5.4 shall not be deemed a breach of any other covenant or agreement of the Company contained in this Agreement.

     (b) (i) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (A) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a majority equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving the Company including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or (B) all or substantially all of the business or assets of the Company (other than the transactions contemplated by this Agreement and the Option Agreement). Any transaction described in the preceding sentence is herein referred to as an "Acquisition Transaction."

     (ii) The term "Superior Proposal" shall mean any bona fide Acquisition Proposal which a majority of the members of the Board of Directors determines in its good faith judgment (based on the written advice of independent financial advisors) to be more favorable to the Company and the holders of Common Stock than the transactions contemplated hereby (including, without limitation, the Marketing Agreement), taken as a whole, and for which financing is then committed or which, in the good faith judgment of a majority of such members (based on the written advice of independent financial advisors) is capable of being financed by such third party.

  Section 5.5 Board of Directors and Officers. The Company shall cause the Board of Directors of the Company, effective upon the Closing, to consist of seven members, and shall cause the filing of the Charter Amendments to terminate the classification of the Board of Directors. Until such time as their successors are duly elected or appointed, effective upon the Closing, the directors who shall serve shall be Walter C. Barber, Allan S. Bufferd, Robert P. Schechter, David L. Myers, J. Michal Conaway, James C. Stein and an additional Independent Director to be named by Holdings prior to the mailing of the Company Proxy Statement. The Company shall also cause the Board of Directors of the Surviving Corporation, immediately following the Closing, to consist of three members, Walter C. Barber, David L. Myers and J. Michal Conaway, who shall serve until their successors are duly elected or appointed. The Surviving Corporation shall cause the following individuals to be appointed to the offices indicated, effective upon the Closing, to serve at the pleasure of the Board of Directors:

  Walter Barber  President
  Robert Sliney  Vice President and CFO
  Steve Paquette  Vice President
  Keith Angell  Vice President
  Ronnie Smith  Vice President
  John Wood   Vice President
  Don Stokley  Vice President

  Section 5.6 Amendments to Certificate of Incorporation and By-laws. The Board of Directors shall adopt, subject to stockholder approval, the Charter Amendments and By-law Amendments and submit such amendments for approval by the stockholders of the Company at the Company Stockholder Meeting. The Charter Amendments shall include a provision changing the name of the Company as set forth therein. The Board of Directors shall recommend approval and adoption of such amendments by the Company's stockholders, subject to Section 5.4(a).

  Section 5.7 Stock Options. The Company shall not take any steps to accelerate the vesting or exercisability of any Employee Stock Options or Director Stock Options outstanding on the date of this Agreement, or otherwise modify the terms of such options on or before the Closing, without the prior written consent of Holdings. Promptly after the Closing Date (but effective as of the Closing Date of the Merger), each of the outstanding Employee Stock Options and each of the outstanding Director Stock Options shall be canceled, and the holder thereof shall receive, in exchange therefore, a substitute option (an "Adjusted Option") to purchase a number of shares of New Common Stock equal to the number of shares of Old Common Stock subject to such canceled option multiplied by the Adjustment Fraction (as defined below), at a per share exercise price equal to the per share exercise price of such canceled option multiplied by a fraction equal to one divided by the Adjustment Fraction. Any Adjusted Option issued as described above shall be subject to the same terms and conditions (other than number of shares and exercise price) as the option for which it is exchanged, including the terms relating to vesting (treating such Adjusted Options as if they were granted at the same time as the options for which they were exchanged) and the conditions relating to exercise.

For purposes of the adjustments described in this section, the "Adjustment Fraction" means a fraction, the numerator of which equals the Current Market Price (as defined below) of a share of Old Common Stock, and the denominator of which equals the Current Market Price of a share of New Common Stock. The "Current Market Price" of a share of Old Common Stock or a share of New Common Stock means the average per share closing price for the five trading days immediately preceding the Closing Date, in the case of the Old Common Stock, and the five trading days immediately following the Closing Date, in the case of the New Common Stock, as reported on the NASDAQ National Market.

  Section 5.8 Update to Opinion of Financial Advisor. The Company shall request and thereafter use its best efforts to obtain, prior to the mailing of the Company Proxy Statement, an additional opinion of Donaldson, Lufkin & Jenrette, to the effect that as of such date the consideration to be received by the Company and its stockholders, pursuant to the Transactions, taken as a whole, is fair from a financial point of view to the Company and its stockholders.


                                   ARTICLE VI
                        COVENANTS OF HOLDINGS AND FDESI

  Section 6.1 Conduct of FDESI Business. (a) Ordinary Course. During the period from the date of this Agreement to the Closing Date, Holdings and FDESI covenant that FDESI and Holdings (with respect to the business of FDESI) shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall, in all material respects, be unimpaired at the Closing Date. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, FDESI shall not:

     (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of FDESI or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

     (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or reincorporate in any jurisdiction;

     (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except for such actions undertaken in the ordinary course of business and consistent with past practice and involving no more than $250,000 in the aggregate or (y) any assets that are material, individually or in the aggregate, to FDESI;

     (v) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets, except sales of properties or assets no longer used by FDESI in the conduct of its business and sales of inventory in the ordinary course of business consistent with past practice;

     (vi) (y) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FDESI, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowing on an inter-company basis not in excess of $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice, the endorsement of checks in the normal course of business and the extension of credit in the normal course of business or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to FDESI;

     (vii) make or agree to make any new capital expenditures or commitments, purchases of property or acquisitions of other businesses, capital assets or properties which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000 or enter into any new real property lease;

     (viii) make any Tax election (other than in the ordinary course of preparing and filing its Tax returns) or settle or compromise any material Tax liability;

     (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of FDESI included in the FDESI Disclosure Letter or incurred after the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which FDESI is a party;

     (x) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may have the effect of, discriminating against the Company as a shareholder of FDESI (or any successor);

     (xi) adopt or amend in any material respect any Plan;

     (xii) enter into any contract, agreement, plan or arrangement covering any director, officer or employee providing for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the consummation of the transactions contemplated hereby or by the Option Agreement or any acquisition by the Company of securities of FDESI (whether by merger, tender offer, private or market purchases or otherwise) or
(B) the termination of employment after the occurrence of any such contingency if such payment, acceleration of entitlement would not have been provided but for such contingency; or amend any existing contract, agreement, plan or arrangement to so provide.

     (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

  (b) Other Actions. Neither FDESI nor Holdings shall take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of Holdings or FDESI set forth in this Agreement or the Option Agreement becoming untrue, or (ii) any of the conditions to the Merger set forth in Article VIII, not being satisfied.

  (c) Advice of Changes. FDESI shall promptly advise the Company orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Merger or the Recapitalization, or a FDESI Material Adverse Effect.

  Section 6.2 Access to Information. From the date hereof until the Closing, FDESI and Holdings (with respect to the business of FDESI) shall give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of FDESI and Holdings (with respect to the business of FDESI) and, to the extent FDESI may do so, the FDESI Joint Ventures, shall furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request to the extent available to FDESI and shall instruct FDESI's employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of FDESI and the FDESI Joint Ventures; provided, that no investigation pursuant to this Section
6.2 shall affect any representation or warranty given by FDESI to the Company hereunder. All requests for information made pursuant to this Section 6.2 shall be directed to the President of FDESI or such other persons as may be designated by him.

  Section 6.3 Certain Additional Agreements of Holdings. With respect to paragraphs (a), (b), (c), (d) and (e), until April 30, 1999, and with respect to paragraph (f), for the periods specified therein (in each case the "Standstill Period"), Holdings and the Company agree:

  (a) Neither Holdings nor any of its Affiliates shall enter into any contract, agreement or transaction with the Company or any of its Affiliates after the Closing Date that is material to the Company's business, taken as a whole, without the prior approval of a majority of the Independent Directors (as defined herein) except for (i) any contract, agreement or transaction contemplated by the Marketing Agreement or the Option Agreement, (ii) any contract, agreement or transaction which is entered into between such parties in the ordinary course of business, and (iii) any contract, agreement or transaction governed by paragraphs (b),
(c), (d) or (f);

  (b) Neither Holdings nor any of its Affiliates shall, directly or indirectly, purchase or otherwise acquire, any New Common Stock, securities of the Company convertible into or exchangeable for New Common Stock or options, rights, warrants and similar securities issued by the Company to acquire New Common Stock, without the prior approval of a majority of the Independent Directors, unless immediately after such purchase or acquisition, the percentage of then outstanding New Common Stock that would be owned of record or beneficially by Holdings of its Affiliates ("Holdings' Percentage") would not exceed 65%, provided, however, that the foregoing restrictions on purchases shall not apply to the exercise by Holdings of the Option; provided, however, further, that if the Option is exercised by Holdings, the Option Shares held, directly or indirectly, by Holdings shall be counted in any determination of Holdings' Percentage with respect to any purchases by Holdings or its Affiliates after the date of such exercise of the Option;

  (c) The Company shall not, directly or indirectly, purchase any shares of New Common Stock without the prior approval of a majority of the Independent Directors, unless immediately after such repurchase, Holdings' Percentage would not exceed 65%;

  (d) Holdings shall not sell, transfer, mortgage or otherwise dispose of any of the New Common Stock held by Holdings without the prior approval of a majority of the Independent Directors; provided, however, that the prior approval of the Independent Directors shall not be required if there occurs a substantial and extreme adverse change in the business, prospects, or condition (financial or otherwise) of the Company that arises from corresponding substantial adverse changes of expected long term duration in the market for environmental services;

  (e) The Company shall not enter into any amendment or terminate or waive any provision of this Agreement, the Option Agreement or the Marketing Agreement without the prior approval of a majority of the Independent Directors; and

  (f) Until April 30, 1999, Holdings shall vote all shares of New Common Stock owned by it in favor of fixing the size of the Board of Directors of the Company at not more than seven and in favor of not less than three Independent Directors. Until the annual stockholders' meeting of the Company (or written consent in lieu thereof) held in 1998, Holdings shall vote all shares of New

Common Stock owned by it in favor of Allan S. Bufferd and Robert P. Schechter (whom Holdings shall also cause to be nominated) in any election of members of the Company's Board of Directors.

  For purposes of this Agreement, "Independent Director" means a director of the Company who is not (apart from such directorship) (i) an officer, Affiliate, employee, principal stockholder, consultant or partner of Holdings or any Affiliate of Holdings or of any entity that was dependent upon Holdings or any Affiliate of Holdings for more than 3% of its revenues or earnings in its most recent fiscal year, (ii) an officer, employee, consultant or partner of the Company or any Affiliate of the Company or an officer,employee, principal stockholder, consultant or partner of an entity that was dependent upon the Company or any Affiliate of the Company for more than 3% of its revenues or earnings in its most recent fiscal year (unless agreed to in writing by Holdings) or (iii) an officer, director, employee, principal stockholder, consultant or partner of a person that is a competitor of Holdings or any of its Affiliates (unless agreed to in writing by Holdings) or of the Company or any of its Affiliates of such competitor for more than 3% of its revenues or earnings in its most recent fiscal year.

  Section 6.4 Holdings Debt. On or before the Closing Date, any and all Holdings Debt shall be cancelled and forgiven.

  Section 6.5 Tax Indemnification. Subject to the provisions of Section 7.7(c) from and after the Closing Date, Holdings shall pay or cause to be paid and shall indemnify and hold harmless the Company and any director, officer, employee, advisor, parent, subsidiary or Affiliate of the Company, and any successor thereof from any liability for or arising out of, any Taxes of Holdings (including, without limiting the generality of the foregoing, any obligation (including any joint and several liability pursuant to Treasury Regulations Section 1.1502-6 or otherwise) to contribute to the payment of Taxes) determined on a combined or consolidated basis (x) of Holdings and any current or former member of Holdings' group of corporations filing on a combined or consolidated basis for any taxable period or (y) attributable to the income, business, property or operations of Holdings for which FDESI may be liable on any basis, including, but not limited to, liability as a transferee or on a joint and several basis under the consolidated return provisions in respect of a pre-Closing Date tax period, or resulting from FDESI ceasing to be affiliated with the affiliated group of corporations (as defined in Section 1504 of the Code) of which Holdings is a member.

  Section 6.6 Termination of Tax-Sharing Agreements. Before the Closing Date, all agreements between FDESI and any member of Holdings' consolidated, unitary or combined group of corporations with respect to the apportionment of consolidated, unitary or combined tax liability imposed by any taxing jurisdiction shall have been terminated and all payments required to be made by FDESI to any other member of any such group pursuant to any such agreement shall have been made, other than payments referred to in Section 7.7(c) hereof or reflected in the FDESI Disclosure Letter.

  Section 6.7 Contract Indemnification. From and after the Closing Date Holdings shall indemnify and hold harmless the Company and its Subsidiaries (including FDESI) from and against any and all loss, cost and expense arising from or as a result of a breach by Holdings or FDESI of the representations and warranties contained in Section 4.13 hereof.


                                  ARTICLE VII
                     COVENANTS OF HOLDINGS AND THE COMPANY

  The parties hereto agree that:

  Section 7.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including, without limitation, all reasonable efforts to oppose any judgments, decrees or orders of the type referred to in Section 8.2(c).

  Section 7.2 Certain Filings. The Company and Holdings shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the Transactions and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

  Section 7.3 Public Announcements. Holdings and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation unless required by law or a party has not responded to reasonable efforts to effect such consultation.

  Section 7.4 Marketing Agreement. Holdings, FDESI and the Company each agree to execute and deliver the Marketing Agreement concurrently with the Closing.

  Section 7.5 Brokers or Finders. Each of Holdings and the Company represents, as to itself, its subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, and Merrill Lynch, whose fees and expenses, except as provided in Section 10.4, will be paid by Holdings in accordance with Holdings' agreement with such firm, and each of the Company and Holdings respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other broker's, finder's or similar fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

  Section 7.6 Notices of Certain Events. The parties hereto will notify one another of:

  (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

  (c) any actions, suits, claims, investigations or proceedings commenced of which such party has received notice or, to its knowledge, threatened, against the Company or which relate to the consummation of the transactions contemplated by this Agreement.

  Section 7.7 Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility for certain Tax matters following the Closing:

  (a) The Company shall prepare and file all FDESI tax returns which are due, originally or as extended, after the Closing (other than income tax returns with respect to periods for which a consolidated, unitary or combined return includes Holdings and the operations of FDESI).

  (b) The Company, Holdings and FDESI shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to the filing of tax returns or any such audit, litigation or other proceeding and employees shall be made available on a mutually convenient basis to provide information and explanation of any material provided hereunder.

  (c) FDESI shall reimburse Holdings for such portion of the tax liability on all consolidated, unitary and combined Tax returns which include FDESI and Holdings, as is attributable to FDESI. This portion shall be determined as if FDESI had filed a separate return for such purposes and the highest marginal corporate tax rate had applied to all of FDESI's income. Holdings and the Company shall cooperate to allocate on a fair and reasonable basis tax liabilities which are reported for periods after the Closing Date on consolidated, unitary or combined returns which include both Holdings or its affiliates and the Company or its affiliates.

  Section 7.8 FDESI Employee Benefits. Holdings agrees to provide, on a reimbursed cost basis, continued participation by FDESI Employees in the Holdings benefit plans and programs listed in Schedule 4.15(a) of the FDESI Disclosure Letter during the period from the Closing through December 31, 1996.

  Section 7.9 Use of Fluor Daniel Name. Effective upon Closing, Holdings hereby grants to the Company the right and license to use the name "Fluor Daniel" in its corporate name and in the conduct of its business, without payment of any license fee or royalty. In the event that at any time Holdings holds less than 20% of the outstanding New Common Stock of the Company and provided that Holdings is not in breach of any of its obligations under Section 6.3(d) hereof, Holdings may by written notice to the Company revoke this right and license; provided that the Company shall change its corporate name and cease using the name Fluor Daniel as soon as reasonably possible but in no event later than three months after such revocation.

  Section 7.10 Non-Permitted Actions. For a period of one year after the Closing the Company shall cause FDESI to maintain its corporate existence and will not allow it to transfer any of the contracts to which it is a party.


                                  ARTICLE VIII
                           CONDITIONS TO THE CLOSING

  Section 8.1 Conditions to the Obligations of Each Party. The obligations of each of the Company, Newco, Holdings and FDESI to consummate the Merger are subject to the satisfaction of the following conditions (which may be waived in whole or in part by the party against whom the waiver is to be effective, unless such a waiver is prohibited by law):

  (a) the Transactions, including the Charter Amendments and the Recapitalization, shall have been approved by the holders of a majority of the outstanding Common Stock;

  (b) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

  (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any court or other governmental body of competent jurisdiction shall be in effect which prohibits or makes illegal the consummation of the Merger or the effectiveness as between the parties of the Marketing Agreement;

  (d) all consents or actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger and the effectiveness as between the parties of the Marketing Agreement as between the parties shall have been obtained, taken or made (other than those consents, actions or filings which, if not obtained, taken or made prior to the consummation of the Merger and the effectiveness as between the parties of the Marketing Agreement, as would not have a Company Material Adverse Effect); and

  (e) there shall not be in effect any banking moratorium or suspension of payments in respect of banks in the United States.

  Section 8.2 Conditions to the Obligations of Holdings. The obligation of Holdings and FDESI to consummate the Merger is subject to the satisfaction of the following further conditions (which may be waived in whole or in part by Holdings, unless such a waiver is prohibited by law):

  (a) (i) the Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are expressly made as of an earlier date) as if made at and as of such time; and (iii) Holdings shall have received a certificate signed by an officer of the Company to the foregoing effect;

  (b) From the Interim Balance Sheet Date to the Closing Date, there shall have been no Company Material Adverse Change;

  (c) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been constituted (and be pending) or threatened, by any government or governmental authority, that seeks, or threatens to seek, to prevent or delay the consummation of the Transactions or that challenges any of the terms or provisions of this Agreement;

  (d) No order, judgment or decree issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority that (i) prevents the consummation of the Transactions; (ii) prohibits Holdings at any time after the Closing from exercising all material rights and privileges pertaining to its ownership of the Acquired Shares or the Option Shares purchasable upon exercise of the Option; or
(iii) materially and adversely affects the condition (financial or otherwise), properties, assets, earnings, business or operations of the Company or a Subsidiary shall be in effect;

  (e) The Marketing Agreement shall have been executed and delivered by the Company and shall be in full force and effect to the extent set forth therein;

  (f) The Charter Amendments shall have been filed with the Delaware Secretary of State for filing in accordance with the Delaware Law;

  (g) The Company shall have made the Company Deposit with the Exchange Agent and furnished Holdings evidence, reasonably satisfactory to Holdings, thereof; and

  (h) The Company shall have furnished Holdings with:

     (i) a copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Option Agreement and the Marketing Agreement, and the transactions contemplated hereby and thereby and directing that a proposal to approve the Transactions be submitted to a vote of the stockholders of the Company, certified by the Secretary of the Company;

     (ii) a copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding shares of Common Stock of the Company approving the Transactions, certified by the Secretary of the Company; and

     (iii) a favorable opinion of Testa, Hurwitz & Thibeault, counsel for the Company, dated the Closing Date, with respect to the matters set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.9 and 3.11.

  Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger and the Recapitalization is subject to the satisfaction of the following further conditions (which may be waived in whole or in part by the Company, unless such waiver is prohibited by law):

  (a) (i) Each of Holdings and FDESI shall have performed, in all material respects, all its obligations hereunder required to be performed by it at or prior to the Closing; (ii) each of the representations and warranties of Holdings and FDESI contained in this Agreement shall be true in all material respects as of the date hereof and at and as of the Closing (except to the extent such representations and warranties are expressly made as of an earlier date) as if made at and as of such time; and (iii) the Company shall have received a certificate signed by an officer of Holdings to the foregoing effect;

  (b) The Agreement of Merger shall have been submitted to the California Secretary of State for filing in accordance with the California Code;

  (c) FDESI shall have made the FDESI Deposit with the Exchange Agent and furnished the Company evidence, reasonably satisfactory to the Company, thereof and evidence, reasonably satisfactory to the Company, of the Transfer Authorization;

  (d)  Holdings shall have furnished the Company with:

     (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Holdings approving this Agreement, the Option Agreement and the Marketing Agreement, and the transactions contemplated hereby and thereby;

     (ii) a certified copy of a resolution or resolutions duly adopted by the Board of Directors and sole stockholder of FDESI approving this Agreement; and

     (iii) a favorable opinion of Lawrence N. Fisher counsel for Holdings, dated the Closing Date with respect to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8 and 4.10;

  (e) from the FDESI Balance Sheet Date to the Closing Date there shall have been no FDESI Material Adverse Change;

  (f) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been constituted (and be pending) or threatened, by any government or governmental authority, that seeks, or threatens to seek, to prevent or delay the consummation of the Transactions or that challenges any of the terms or provisions of this Agreement;

  (g) No order, judgment or decree issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority that (i) prevents the consummation of the Transactions; (ii) prohibits Holdings at any time after the Closing from exercising all material rights and privileges pertaining to its ownership of the stock of the Surviving Corporation; or (iii) materially and adversely affects the condition (financial or otherwise), properties, assets, earnings, business or operations of FDESI, shall be in effect; and

  (h) The Marketing Agreement shall have been executed and delivered by Holdings and shall be in full force and effect to the extent set forth therein.

  (i) The Company shall have received the additional opinion of Donaldson, Luftkin & Jenrette referenced in Section 5.8.


                                   ARTICLE IX
                                  TERMINATION

  Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company):

     (i)  by mutual written consent of the Company and Holdings;

     (ii) by the Company or Holdings, if the Closing shall not have occurred on or before April 30, 1996; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

     (iii) by the Company or Holdings, if there shall be any law or regulation adopted or amended after the date hereof that makes consummation of the Merger or the effectiveness as between the parties of the Option Agreement or the Marketing Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Holdings or the Company from consummating the Merger or the effectiveness as between the parties of the Option Agreement and the Marketing Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

     (iv) by Holdings, or by the Company so long as the Company has complied with Section 5.4, if the Board of Directors of the Company fails to recommend, or modifies or withdraws its recommendation to the Company's stockholders that they vote to approve the Transactions or shall have recommended to the Company's stockholders an Acquisition Proposal.

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

     (v) by Holdings if it is not in material breach of its obligations under this Agreement, and a person or group (as defined in Section 13(d)(iii) of the Exchange Act) (other than Holdings or any of its Affiliates) shall have (a) made an Acquisition Proposal and the Company shall have commenced discussions with such person or group or (b) become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding shares of Common Stock;

     (vi) (a) by Holdings or the Company, if the Company Stockholder Meeting shall have been held and the stockholders of the Company shall have failed to approve the Transactions at such meeting or (b) by Holdings if the Company Stockholder Meeting shall not have been held on or before April 30, 1996;

     (vii) by Holdings if there has been a breach of any representation, warranty, covenant or agreement of the Company which breach is incurable, or which is not cured on or prior to April 30, 1996; and/or

     (viii) by the Company if there has been a breach of any representation, warranty, covenant or agreement of Holdings contained in this Agreement, which breach is incurable or has not been cured on or prior to April 30, 1996.

  Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (a) to the extent such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement and (b) that the agreements contained in Section 7.5, Article X and this Section
9.2 shall survive the termination hereof.

                                   ARTICLE X
                                 MISCELLANEOUS

  Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) if delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

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

        if to Holdings, to:
           Fluor Daniel, Inc.
           3333 Michelson Drive
           Irvine, California  92730
           Attention:  David L. Myers
           Facsimile:  (714) 975-5545

        with a copy to:
           Fluor Daniel, Inc.
           3333 Michelson Drive
           Irvine, California  92730
           Attention:  General Counsel
           Facsimile:  (714) 975-4450

        if to the Company, to:
           Groundwater Technology, Inc.
           100 River Ridge Drive
           Norwood, Massachusetts  02062
           Attention:  Walter C. Barber
           Facsimile:  (617) 769-7992

        with a copy to:
           Groundwater Technology, Inc.
           100 River Ridge Drive
           Norwood, Massachusetts 02062
           Attention:  Brian D. Goldstein, Esq.
           Facsimile:  (617) 769-7992
        and:
           Testa, Hurwitz & Thibeault
           125 High Street
           Boston, Massachusetts  02110
           Attention:  Andrew E. Taylor, Jr., Esq.
           Facsimile:  (617) 248-7100

  Section 10.2 Non-Survival of Representations, Warranties and Covenants; Indemnification. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement (except the Option Agreement) shall terminate and be extinguished at the Closing or the earlier date of termination of this Agreement pursuant to Section 9.1, as the case may be, except that this Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing, (including, without limiting the generality of the foregoing, Sections 6.3, 6.5, 6.7, 7.5, 7.7, 7.8, 7.9, 7.10 and 10.4.)

  Section 10.3 Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Holdings or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the authorization and approval of the Transactions by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change any term of the Charter Amendments or the By-law Amendments, respectively, if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 10.4  Fees and Expenses.  (a)  Except as otherwise provided in this
Section 10.4, all costs and expenses incurred by Holdings or FDESI in connection with this Agreement shall be paid by Holdings, and all costs and expenses incurred by the Company or Newco shall be paid by the Company.

  (b) So long as Holdings shall not have materially breached its obligations under this Agreement, the Company will pay Holdings, in immediately available funds, the amounts referred to below (x) promptly, but in no event later than two business days, after the termination of this Agreement pursuant to clause
(iv) of Section 9.1 hereof or (y) simultaneously with the consummation of an Acquisition Transaction effected after the termination of this Agreement pursuant to clause (v), or paragraph (a) of clause (vi) of Section 9.1 hereof, provided that (i) prior to or within 60 days after the termination of this Agreement as aforesaid, an Acquisition Proposal has been received and (ii) if the Acquisition Transaction involves a merger, sale of assets, purchase of shares from the Company or similar business combination, the agreement with respect thereto shall have been entered into within twelve months of the date of termination of this Agreement, or if the Acquisition Transaction involves a tender or exchange offer, the tender or exchange offer shall have been commenced within such twelve month period; and (z) simultaneously with the consummation of an Acquisition Transaction effected after the termination of this Agreement pursuant to clause (vii) of Section 9.1 due to a breach by the Company of a covenant or agreement contained in this Agreement (it being understood that termination pursuant to such clause (vii) due to a breach of a representation or warranty shall not give rise to any fee payment or expense reimbursement obligation hereunder, but without prejudice to any other rights of Holdings with respect to such a breach), if (i) prior to or within 60 days after the termination of this Agreement as aforesaid, any negotiations or discussions have been held with, or information supplied to, any third party who makes an Acquisition Proposal and (ii) the agreement with respect to such or any other Acquisition Transaction is entered into, or if the Acquisition Transaction is a tender or exchange offer, such offer is commenced, within twelve months after such termination. In addition, if the Closing does not occur because of a failure by the Company to obtain the additional opinion of Donaldson, Lufkin and Jenrette referenced in Section 5.8 and such failure is not due to an FDESI Material Adverse Change, then within two business days after the termination of the Agreement pursuant to Section 9.1 hereof, the Company shall pay Holdings, in immediately available funds, the amounts referred to below. The amounts referred to in each of the two preceding sentences are (a) a termination fee (the "Termination Fee") of $3,000,000 and (b) up to an additional $750,000 as reimbursement for fees and expenses actually incurred by Holdings and FDESI in connection with this Agreement and the transactions contemplated hereby. For purposes of the foregoing, the reimbursement referred to in clause (b) shall be payable only if and to the extent Holdings provides a written statement to the Company that it or FDESI has incurred such fees and expenses.

  Section 10.5 Successor and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. This Agreement shall be binding upon and is solely for the benefit of each of the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 10.6 Entire Agreement. This Agreement (including all Exhibits and Disclosure Letters hereto), together with the Confidentiality Agreements dated July 7, 1995, and September 26, 1995, between the Company and Holdings, constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  Section 10.7 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements made and to be performed entirely within such state.

  Section 10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  Section 10.9 Severability. If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other parties hereto or sets of circumstances shall not be affected, unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

  Section 10.10 "To Knowledge". Any reference herein to the "knowledge of the Company (or FDESI)" or "known to the Company (or FDESI)" or any variation thereof shall mean to the actual knowledge of one or more officers of the Company or FDESI, as the case may be.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

              FLUOR DANIEL, INC.
              By:
                 _________________________________
              Name:
                 _________________________________
              Title:
                 _________________________________

              FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.
              By:
                 _________________________________

              Name:
                 _________________________________
              Title:
                 _________________________________

              GROUNDWATER TECHNOLOGY, INC.
              By:
                 _________________________________
              Name:
                 _________________________________
              Title:
                 _________________________________

              GTI ACQUISITION CORPORATION
              By:
                 _________________________________
              Name:
                 _________________________________
              Title:
                 _________________________________


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